Exhibit 10.1

EXECUTION VERSION

ARTISAN PARTNERS HOLDINGS LP

$60,000,000 4.29% Senior Notes, Series D, due August 16, 2025

______________

NOTE PURCHASE AGREEMENT

_____________

Dated as of August 16, 2017

TABLE OF CONTENTS
(Not a part of the Agreement)

SECTION	HEADING	PAGE

i

SCHEDULE A    —    INFORMATION RELATING TO PURCHASERS

SCHEDULE B    —    DEFINED TERMS

SCHEDULE 2.2    —    Subsidiary Guarantors

SCHEDULE 5.4	— Organization and Ownership of Equity Interests of Subsidiaries; Affiliates

SCHEDULE 5.5    —    Financial Statements

SCHEDULE 5.8    —    Litigation

SCHEDULE 5.15    —    Existing Indebtedness

EXHIBIT 1	— Form of 4.29% Senior Notes, Series D, due August 16, 2025

EXHIBIT 2.2	— Form of Subsidiary Guaranty

EXHIBIT 4.4(a)	— Form of Opinion of Special Counsel for the Company

ARTISAN PARTNERS HOLDINGS LP
875 E Wisconsin Ave, Suite 800
Milwaukee, WI 53202

$60,000,000 4.29% Senior Notes, Series D, due August 16, 2025
Dated as of August 16, 2017
TO EACH OF THE PURCHASERS LISTED IN
SCHEDULE A HERETO:
Ladies and Gentlemen:
ARTISAN PARTNERS HOLDINGS LP, a Delaware limited partnership (the “Company”), agrees with each of the purchasers whose names appear at the end hereof (each, a “Purchaser” and, collectively, the “Purchasers”) as follows:

SECTION 1.	AUTHORIZATION OF NOTES.
Section 1.1.    Notes. The Company will authorize the issue and sale of $60,000,000 aggregate principal amount of its 4.29% Senior Notes, Series D, due August 16, 2025 (the “Notes” such term to include any such notes issued in substitution therefor pursuant to Section 13). The Notes shall be substantially in the form set out in Exhibit 1. Certain capitalized and other terms used in this Note Purchase Agreement (this “Agreement”) are defined in Schedule B; and references to a “Schedule” or an “Exhibit” are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement, and any such Schedules or Exhibits shall be considered part of this Agreement.
Section 1.2.    Changes in Interest Rate. (a) If at any time a Below Investment Grade Event occurs, then as of such date to and until the date such Below Investment Grade Event no longer exists, the Notes shall bear interest at the Adjusted Interest Rate; provided that during the continuance of an Event of Default, Notes shall bear interest at the Default Rate as stated in the Note.
(b)    Upon the occurrence of a Below Investment Grade Event, the Company shall promptly, and in any event within five (5) business days thereafter, notify the holders of the Notes in writing, sent in the manner provided in Section 18, that a Below Investment Grade Event has occurred, which written notice shall be accompanied by evidence to such effect and certifying the interest rate to be payable in respect of the Notes in consequence thereof.
(c)    Each holder of a Note shall, at the Company’s expense, use reasonable efforts to cooperate with any reasonable request made by the Company in connection with any rating appeal or application.

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(d)    The fees and expenses of any Rating Agency and all other costs incurred in connection with obtaining, affirming or appealing a rating of the Notes pursuant to this Section 1.2 shall be borne by the Company.
(e)    As used herein, “Adjusted Interest Rate” means, the stated interest rate on the Notes increased by 100 basis points (1.00%) to 5.29% per annum.
(f)    As used herein, a “Below Investment Grade Event” shall occur if the then most recent rating of the Notes from any Rating Agency that is in full force and effect (not having been withdrawn) is not equal to or better than Investment Grade, provided that, the failure of the Company to receive and deliver to the holders of the Notes a rating pursuant to Section 9.10 shall be deemed a rating of less than Investment Grade by a Rating Agency; provided, further, that following the receipt and delivery to the holders of the Notes of a rating pursuant to Section 9.10 the continuation or cessation of the Below Investment Grade Event and the Adjusted Interest Rate applicable thereafter shall be determined in accordance with such then current ratings or ratings; provided further, that in the event that the Company has a rating on the Notes provided by more than one Rating Agency, and there is a difference in rating between such Rating Agencies, the Below Investment Grade Event shall be determined on the lowest rating and a Below Investment Grade Event shall be deemed to no longer exist when the lowest rating is equal to or better than Investment Grade; provided further, that in the event that none of the Rating Agencies continue to provide ratings of senior unsecured long term debt, the Company and the Required Holders shall undertake in good faith to select another rating agency to rate the Notes or an alternative method to measure the credit quality of the Notes to preserve the intent and purpose hereof and to enter into any amendment hereof to reflect the same rating.

SECTION 2.	SALE AND PURCHASE OF NOTES.
Section 2.1.    Purchase and Sale of Notes. Subject to the terms and conditions of this Agreement, the Company will issue and sell to each Purchaser and each Purchaser will purchase from the Company, at the Closing provided for in Section 3, Notes in the principal amount specified opposite such Purchaser’s name in Schedule A at the purchase price of 100% of the principal amount thereof. The Purchasers’ obligations hereunder are several and not joint obligations and no Purchaser shall have any liability to any Person for the performance or non-performance of any obligation by any other Purchaser hereunder.
Section 2.2.    Subsidiary Guaranties. The payment by the Company of all amounts due with respect to the Notes and the performance by the Company of its obligations under this Agreement shall be absolutely and unconditionally guaranteed by the entities identified on Schedule 2.2 (the “Initial Subsidiary Guarantors” and together with any additional Subsidiary who delivers a guaranty pursuant to Section 9.8, the “Subsidiary Guarantors”) pursuant to the guaranty agreement substantially in the form of Exhibit 2.2 attached hereto and made a part hereof (as the same may be amended, modified, extended or renewed, the “Subsidiary Guaranty”).

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Section 2.3.    Limited Recourse. The obligations of the Company under this Agreement and the Notes shall be payable solely out of the assets of the Note Parties, which includes Subsidiary Guarantors, if any, and no present, future or former partner of, or holder of Equity Interests (other than Equity Interests in Note Parties held by other Note Parties), in a Note Party and no estate of a deceased, present, future or former partner of, or holder of Equity Interests (other than Equity Interests in Note Parties held by other Note Parties), in a Note Party shall have any liability under or arising out of this Agreement or the Notes.

SECTION 3.	CLOSING.
The sale and purchase of the Notes to be purchased by each Purchaser shall occur at the offices of Chapman and Cutler LLP, 111 West Monroe Street, Chicago, Illinois 60603, at 10:00 a.m. Chicago time, at a closing (the “Closing”) on August 16, 2017. At the Closing, the Company will deliver to each Purchaser the Notes to be purchased by such Purchaser in the form of a single Note (or such greater number of Notes in denominations of at least $100,000 as such Purchaser may request) dated the date of the Closing and registered in such Purchaser’s name (or in the name of its nominee), against delivery by such Purchaser to the Company or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for the account of the Company to the account specified in the written instructions delivered pursuant to Section 4.10. If at the Closing the Company shall fail to tender such Notes to any Purchaser as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to such Purchaser’s satisfaction, such Purchaser shall, at its election, be relieved of all further obligations under this Agreement, without thereby waiving any rights such Purchaser may have by reason of such failure or such nonfulfillment.

SECTION 4.	CONDITIONS TO CLOSING.
Each Purchaser’s obligation to purchase and pay for the Notes to be sold to such Purchaser at the Closing is subject to the fulfillment to such Purchaser’s satisfaction, prior to or at the Closing, of the following conditions:
Section 4.1.    Representations and Warranties. (a) The representations and warranties of the Company in this Agreement shall be correct when made at the time of the Closing.
(b)    The representations and warranties of each Initial Subsidiary Guarantor in the Subsidiary Guaranty shall be correct when made at the time of the Closing.
Section 4.2.    Performance; No Default. (a) The Company shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by it prior to or at the Closing, and after giving effect to the issue and sale of the Notes (and the application of the proceeds thereof as contemplated by Section 5.14), no Default or Event of Default shall have occurred and be continuing. Neither the Company nor any Subsidiary shall have entered into any

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transaction since June 2017, that would have been prohibited by Section 10 had such Section applied since such date.
(b)    Each Initial Subsidiary Guarantor shall have performed and complied with all agreements and conditions contained in the Subsidiary Guaranty required to be performed or complied with by it prior to or at the Closing.
Section 4.3.    Compliance Certificates.
(a)    Company Officer’s Certificate. The Company shall have delivered to such Purchaser an Officer’s Certificate, dated the date of the Closing, certifying that the conditions specified in Sections 4.1(a), 4.2(a) and 4.9 have been fulfilled.
(b)    Subsidiary Guarantor Officer’s Certificate. Each Initial Subsidiary Guarantor shall have delivered to such Purchaser an Officer’s Certificate, dated the date of the Closing, certifying that the conditions specified in Sections 4.1(b), 4.2(b) and 4.9 have been fulfilled.
(c)    Company Secretary’s Certificate. The Company shall have delivered to such Purchaser a certificate of its Secretary or Assistant Secretary, dated the date of Closing, certifying as to the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Notes and this Agreement.
(d)    Subsidiary Guarantor Secretary’s Certificate. Each Initial Subsidiary Guarantor shall have delivered to such Purchaser a certificate of its Secretary or Assistant Secretary, dated the date of Closing, certifying as to the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Subsidiary Guaranty.
Section 4.4.    Opinions of Counsel. Such Purchaser shall have received opinions in form and substance satisfactory to such Purchaser, dated the date of the Closing (a) from Sullivan & Cromwell LLP, counsel for the Company and the Initial Subsidiary Guarantors, and from Sarah A. Johnson, Esq., General Counsel to the Company, covering the matters set forth in Exhibit 4.4(a) and covering such other matters incident to the transactions contemplated hereby as such Purchaser or its counsel may reasonably request (and the Company hereby instructs its counsel to deliver such opinion to the Purchasers) and (b) from Chapman and Cutler LLP, the Purchasers’ special counsel in connection with such transactions, covering such matters incident to such transactions as such Purchaser may reasonably request.
Section 4.5.    Purchase Permitted by Applicable Law, Etc. On the date of the Closing such Purchaser’s purchase of Notes shall (a) be permitted by the laws and regulations of each jurisdiction to which such Purchaser is subject, without recourse to provisions (such as section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (b) not violate any applicable law or regulation (including, without limitation, Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (c) not subject such Purchaser to any tax, penalty or liability under or pursuant to any applicable law or

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regulation, which law or regulation was not in effect on the date hereof. If requested by such Purchaser, such Purchaser shall have received an Officer’s Certificate certifying as to such matters of fact as such Purchaser may reasonably specify to enable such Purchaser to determine whether such purchase is so permitted.
Section 4.6.    Sale of Notes. Contemporaneously with the Closing, the Company shall sell to each Purchaser, and each Purchaser shall purchase, the Notes to be purchased by it at the Closing as specified in Schedule A.
Section 4.7.    Payment of Special Counsel Fees. Without limiting the provisions of Section 15.1, the Company shall have paid on or before the Closing the fees, charges and disbursements of the Purchasers’ special counsel referred to in Section 4.4 to the extent reflected in a statement of such counsel rendered to the Company at least one Business Day prior to the Closing.
Section 4.8.    Private Placement Number. A Private Placement Number issued by Standard & Poor’s CUSIP Service Bureau (in cooperation with the SVO) shall have been obtained for the Notes.
Section 4.9.    Changes in Corporate Structure. Neither the Company nor any Initial Subsidiary Guarantor shall have changed its jurisdiction of incorporation or organization, as applicable, or been a party to any merger or consolidation or succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements referred to in Schedule 5.5.
Section 4.10.    Funding Instructions. At least three Business Days prior to the date of the Closing, each Purchaser shall have received written instructions signed by a Responsible Officer on letterhead of the Company confirming (a) the name and address of the transferee bank, (b) such transferee bank’s ABA number and (c) the account name and number into which the purchase price for the Notes is to be deposited.
Section 4.11.    Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be satisfactory to such Purchaser and its special counsel, and such Purchaser and its special counsel shall have received all such counterpart originals or certified or other copies of such documents as such Purchaser or such special counsel may reasonably request.
Section 4.12.    Subsidiary Guaranty. Each Initial Subsidiary Guarantor shall have delivered the Subsidiary Guaranty.
Section 4.13.    Related Transactions. Contemporaneously with the Closing:
(a)    the Series A Notes will be repaid; and

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(b)    the Bank Credit Agreement shall be in full force and effect and each Purchaser shall have received a true, correct and complete copy of the Bank Credit Agreement.

SECTION 5.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY.
The Company represents and warrants to each Purchaser that:
Section 5.1.    Existence and Standing. The Company is a limited partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, has all requisite authority to conduct its respective business as now conducted and, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, is qualified to do business in each jurisdiction where such qualification is required.
Section 5.2.    Authorization, Etc. The Company has the partnership power and authority and legal right to execute and deliver this Agreement and the Notes and to perform its obligations thereunder. This Agreement and the Notes have been duly authorized by proper partnership proceedings and constitute legal, valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium or similar laws affecting the enforcement of creditors’ rights generally.
Section 5.3.    Disclosure. The Company, through its agents, Merrill Lynch, Pierce Fenner and Smith, Inc. and Citigroup Global Markets, Inc., has delivered to each Purchaser a copy of an Investor Presentation, dated June 2017 (the “Investor Presentation”), relating to the transactions contemplated hereby. The Disclosure Documents (as defined below) fairly describe, in all material respects, the general nature of the business and principal properties of the Company and its Subsidiaries. This Agreement, the Investor Presentation and the documents, certificates or other writings delivered or made available to the Purchasers by or on behalf of the Company in connection with the transactions contemplated hereby, and the most recent reports and consolidated financial statements listed in Schedule 5.5 (this Agreement (including, for the avoidance of doubt, all Schedules and Exhibits attached hereto), the Investor Presentation and such documents, certificates or other writings and such financial statements delivered or made available to each Purchaser being referred to, collectively, as the “Disclosure Documents”), taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made, provided that, with respect to projected and pro forma financial information contained in the Disclosure Documents, the Company represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time when prepared, it being understood that projected financial information is inherently uncertain and that the projected results may not be achieved. Except as disclosed in the Disclosure Documents, since December 31, 2016, there has been no change in the financial condition, operations, business, properties or prospects of the Company or any Subsidiary except changes that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect. There is no fact known to the Company that could reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the Disclosure Documents.

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Section 5.4.    Organization and Ownership of Equity Interests of Subsidiaries; Affiliates. (a) Schedule 5.4 contains (except as noted therein) complete and correct lists (i) of the Company’s Subsidiaries, showing, as to each Subsidiary, the correct name thereof, the jurisdiction of its organization, and its equity interests outstanding owned by the Company and each other Subsidiary, (ii) of the Company’s Affiliates, other than Subsidiaries, and (iii) of the directors and senior officers of the General Partner.
(b)    All of the issued equity interests of each Subsidiary shown in Schedule 5.4 as being owned by the Company and its Subsidiaries have been duly authorized and issued and are owned by the Company or another Subsidiary free and clear of any Lien (except as otherwise disclosed in Schedule 5.4).
(c)    Each Subsidiary identified in Schedule 5.4 is a legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign legal entity and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each such Subsidiary has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact.
(d)    No Subsidiary is a party to, or otherwise subject to, any legal, regulatory, contractual or other restriction (other than this Agreement, the agreements listed on Schedule 5.4, customary limitations imposed by corporate law or similar statutes and applicable regulatory net capital rules to which a Subsidiary is subject) restricting the ability of such Subsidiary to pay dividends out of profits or make any other similar distributions of profits to the Company or any of its Subsidiaries that owns outstanding shares of capital stock or similar equity interests of such Subsidiary.
Section 5.5.    Financial Statements; Material Liabilities. The Company has delivered to each Purchaser copies of the most recent reports and consolidated financial statements of the Company and its Subsidiaries listed on Schedule 5.5. All of said financial statements (including in each case the related schedules and notes) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates specified in such financial statements and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments). The Company and its Subsidiaries do not have any Material liabilities that are not disclosed on such financial statements or otherwise disclosed in the Disclosure Documents.
Section 5.6.    Compliance with Laws, Other Instruments, Etc. The execution, delivery and performance by the Company of this Agreement and the Notes will not (a) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Company or any Subsidiary under, (i) any indenture, mortgage, deed of trust, loan, purchase or credit

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agreement, lease, (ii) corporate charter or by-laws, or (iii) any other agreement or instrument to which the Company or any Subsidiary is bound or by which the Company or any Subsidiary or any of their respective properties may be bound or affected, (b) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Company or any Subsidiary or (c) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company or any Subsidiary, except in each case of clauses (a)(i), (a)(iii), (b) or (c) above, where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
Section 5.7.    Governmental Authorizations, Etc. No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Company of this Agreement or the Notes.
Section 5.8.    Litigation; Observance of Agreements, Statutes and Orders. (a) There are no actions, suits, investigations or proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary or any property of the Company or any Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect that has not been set forth on Schedule 5.8.
(b)    Neither the Company nor any Subsidiary is aware or has knowledge of any default under any term of any agreement or instrument to which it is a party or by which it is bound, or any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or is in violation of any applicable law, ordinance, rule or regulation (including without limitation Environmental Laws or the USA Patriot Act) of any Governmental Authority, which default or violation, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
Section 5.9.    Taxes. The Company and its Subsidiaries have filed all tax returns that they are aware are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments levied upon them or their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (a) the amount of which is not individually or in the aggregate Material or (b) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Company or a Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP. The Company knows of no basis for any other tax or assessment that could reasonably be expected to have a Material Adverse Effect. The charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of federal, state or other taxes for all fiscal periods are adequate.
Section 5.10.    Property; Leases. Neither the Company nor its Subsidiaries owns, nor formerly owned, any real property. All leases that individually or in the aggregate are Material are valid and subsisting and are in full force and effect in all material respects.

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Section 5.11.    Licenses, Permits, Etc. (a) The Company and its Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, proprietary software, service marks, trademarks and trade names, or rights thereto, that individually or in the aggregate are Material, without known conflict with the rights of others.
(b)    To the best knowledge of the Company, no product of the Company or any of its Subsidiaries infringes in any Material respect any license, permit, franchise, authorization, patent, copyright, proprietary software, service mark, trademark, trade name or other right owned by any other Person.
(c)    To the best knowledge of the Company, there is no Material violation by any Person of any right of the Company or any of its Subsidiaries with respect to any patent, copyright, proprietary software, service mark, trademark, trade name or other right owned or used by the Company or any of its Subsidiaries.
Section 5.12.    Compliance with Employee Benefit Plans. (a) The Company and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in section 3 of ERISA), and no event, transaction or condition has occurred or exists that could, individually or in the aggregate, reasonably be expected to result in the incurrence of any such liability by the Company or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to section 430(k) of the Code or to any such penalty or excise tax provisions under the Code or federal law or section 4068 of ERISA or by the granting of a security interest in connection with the amendment of a Plan, other than such liabilities or Liens as would not be individually or in the aggregate Material.
(b)    The present value of the aggregate benefit liabilities under each of the Plans (other than Multiemployer Plans), determined as of the end of such Plan’s most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan’s most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities by an amount that individually or in the aggregate could be Material. The present value of the accrued benefit liabilities (whether or not vested) under each Non‑U.S. Plan that is funded, determined as of the end of the Company’s most recently ended fiscal year on the basis of reasonable actuarial assumptions, did not exceed the current value of the assets of such Non‑U.S. Plan allocable to such benefit liabilities by an amount that individually or in the aggregate could be Material. The term “benefit liabilities” has the meaning specified in section 4001 of ERISA and the terms “current value” and “present value” have the meaning specified in section 3 of ERISA.

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(c)    The Company and its ERISA Affiliates have not incurred (i) withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate are Material or (ii) any obligation in connection with the termination of or withdrawal from any Non‑U.S. Plan that individually or in the aggregate are Material.
(d)    The expected postretirement benefit obligation (determined as of the last day of the Company’s most recently ended fiscal year in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 715‑60, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) of the Company and its Subsidiaries is not Material.
(e)    The execution and delivery of this Agreement and the issuance and sale of the Notes hereunder will not involve any transaction that is subject to the prohibitions of section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975(c)(1)(A)‑(D) of the Code. The representation by the Company to each Purchaser in the first sentence of this Section 5.12(e) is made in reliance upon and subject to the accuracy of such Purchaser’s representation in Section 6.2 as to the sources of the funds to be used to pay the purchase price of the Notes to be purchased by such Purchaser.
(f)    All Non‑U.S. Plans have been established, operated, administered and maintained in compliance with all laws, regulations and orders applicable thereto, except where failure so to comply could not be reasonably expected to have a Material Adverse Effect. All premiums, contributions and any other amounts required by applicable Non‑U.S. Plan documents or applicable laws to be paid or accrued by the Company and its Subsidiaries have been paid or accrued as required, except where failure so to pay or accrue could not be reasonably expected to have a Material Adverse Effect.
Section 5.13.    Private Offering by the Company. Neither the Company nor anyone acting on its behalf has offered the Notes or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any Person other than not more than 15 Institutional Investors (including the Purchasers), each of which has been offered the Notes at a private sale for investment. Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of Section 5 of the Securities Act or to the registration requirements of any securities or blue sky laws of any applicable jurisdiction.
Section 5.14.    Use of Proceeds; Margin Regulations. The Company will apply the proceeds of the sale of the Notes to refinance the Series A Notes and in compliance with all laws referenced in Section 5.16. No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). Margin stock does not constitute more than 2% of the value of the

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consolidated assets of the Company and its Subsidiaries and the Company does not have any present intention that margin stock will constitute more than 2% of the value of such assets. As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.
Section 5.15.    Existing Indebtedness; Future Liens. (a) Schedule 5.15 sets forth a complete and correct list of all outstanding Indebtedness of the Company and its Subsidiaries as of the date of the Closing (including a description of the obligors and obligees, principal amount outstanding and collateral therefor, if any, and Guaranty thereof, if any). Neither the Company nor any Subsidiary is currently in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of the Company or such Subsidiary and no event or condition exists with respect to any Indebtedness of the Company or any Subsidiary that would currently permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.
(b)    Except as disclosed in Schedule 5.15, neither the Company nor any Subsidiary has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien not permitted by Section 10.3.
(c)    Neither the Company nor any Subsidiary is a party to, or otherwise subject to any provision contained in, any instrument evidencing Indebtedness of the Company or such Subsidiary, any agreement relating thereto or any other agreement (including, but not limited to, its charter or other organizational document) which limits the amount of, or otherwise imposes restrictions on the incurring of, Indebtedness of the Company or any Subsidiary, except as specifically indicated in Schedule 5.15.
Section 5.16.    Foreign Assets Control Regulations, Etc. (a) Neither the Company nor any Controlled Entity (i) is a Blocked Person, (ii) has been notified that its name appears or may in the future appear on a State Sanctions List or (iii) is a target of sanctions that have been imposed by the United Nations or the European Union.
(b)    Neither the Company nor any Controlled Entity (i) has violated, been found in violation of, or been charged or convicted under, any applicable U.S. Economic Sanctions Laws, Anti‑Money Laundering Laws or Anti‑Corruption Laws or (ii) to the Company’s knowledge, is under investigation by any Governmental Authority for possible violation of any U.S. Economic Sanctions Laws, Anti‑Money Laundering Laws or Anti‑Corruption Laws.
(c)    No part of the proceeds from the sale of the Notes hereunder:
(i)    constitutes or will constitute funds obtained on behalf of any Blocked Person or will otherwise be used by the Company or any Controlled Entity, directly or indirectly, (A) in connection with any investment in, or any transactions or dealings with, any Blocked Person, (B)

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for any purpose that would cause any Purchaser to be in violation of any U.S. Economic Sanctions Laws or (C) otherwise in violation of any U.S. Economic Sanctions Laws;
(ii)    will be used, directly or indirectly, in violation of, or cause any Purchaser to be in violation of, any applicable Anti‑Money Laundering Laws; or
(iii)    will be used, directly or indirectly, for the purpose of making any improper payments, including bribes, to any governmental official or commercial counterparty in order to obtain, retain or direct business or obtain any improper advantage, in each case which would be in violation of, or cause any Purchaser to be in violation of, any applicable Anti‑Corruption Laws.
(d)    The Company has established procedures and controls which it reasonably believes are adequate (and otherwise comply with applicable law) to ensure that the Company and each Controlled Entity is and will continue to be in compliance with all applicable U.S. Economic Sanctions Laws, Anti‑Money Laundering Laws and Anti‑Corruption Laws.
Section 5.17.    Status under Certain Statutes. Neither the Company nor any Subsidiary is subject to regulation as an investment company under the Investment Company Act of 1940, as amended, the Public Utility Holding Company Act of 2005, as amended, the ICC Termination Act of 1995, as amended, or the Federal Power Act, as amended.
Section 5.18.    Notes Rank Pari Passu. The obligations of the Company under this Agreement and the Notes rank at least pari passu in right of payment with all other unsecured Indebtedness (actual or contingent) of the Company, including, without limitation, all senior unsecured Indebtedness of the Company described in Schedule 5.15 hereto.
Section 5.19.    Environmental Matters. (a) Neither the Company nor any Subsidiary has knowledge of any claim or has received any notice of any claim, and no proceeding has been instituted raising any claim against the Company or any of its Subsidiaries or any of their respective real properties now or formerly leased or operated by any of them or other assets, alleging any damage to the environment or violation of any Environmental Laws, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect.
(b)    Neither the Company nor any Subsidiary has knowledge of any facts which would give rise to any claim, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real properties now or formerly leased or operated by any of them or to other assets or their use, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect.
(c)    Neither the Company nor any Subsidiary has stored any Hazardous Materials on real properties now or formerly leased or operated by any of them or has disposed of any Hazardous Materials in a manner contrary to any Environmental Laws in each case in any manner that could reasonably be expected to result in a Material Adverse Effect.

Artisan Partners Holdings LP	Note Purchase Agreement

(d)    All buildings on all real properties now leased or operated by the Company or any Subsidiary are in compliance with applicable Environmental Laws, except where failure to comply could not reasonably be expected to result in a Material Adverse Effect.

SECTION 6.	REPRESENTATIONS OF THE PURCHASERS.
Section 6.1.    Purchase for Investment. Each Purchaser severally represents that it is purchasing the Notes for its own account or for one or more separate accounts maintained by such Purchaser or for the account of one or more pension or trust funds and not with a view to the distribution thereof; provided that the disposition of such Purchaser’s or their property shall at all times be within such Purchaser’s or their control. Each Purchaser understands that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Notes.
Section 6.2.    Source of Funds. Each Purchaser severally represents that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Purchaser to pay the purchase price of the Notes to be purchased by such Purchaser hereunder:
(a)    the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the National Association of Insurance Commissioners (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed ten percent (10%) of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or
(b)    the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or
(c)    the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90‑1, or (ii) a bank collective investment fund, within the meaning of the PTE 91‑38 and, except as have been disclosed by such Purchaser to the Company in writing pursuant to this clause (c), no employee benefit plan or group of plans maintained by the same employer or

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employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or
(d)    the Source constitutes assets of an “investment fund” (within the meaning of Part VI of the QPAM Exemption) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part VI of the QPAM Exemption), no employee benefit plan’s assets that are included in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Section VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, exceed 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, as of the last day of its most recent calendar quarter, the QPAM does not own a 10% or more interest in the Company and no Person controlling or controlled by the QPAM (applying the definition of “control” in Section VI(e) of the QPAM Exemption) owns a 20% or more interest in the Company (or less than 20% but greater than 10%, if such person exercises control over the management or policies of the Company by reason of its ownership interest) and (i) the identity of such QPAM and (ii) the names of all employee benefit plans whose assets are included in such investment fund have been disclosed to the Company in writing pursuant to this clause (d); or
(e)    the Source constitutes assets of a “plan(s)” (within the meaning of Section IV of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV of the INHAM Exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a Person controlling or controlled by the INHAM (applying the definition of “control” in Section IV(d) of the INHAM Exemption) owns a 5% or more interest in the Company and (i) the identity of such INHAM and (ii) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (e); or
(f)    the Source is a governmental plan; or
(g)    the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this clause (g); or
(h)    the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.
As used in this Section 6.2, the terms “employee benefit plan”, “governmental plan”, “party in interest” and “separate account” shall have the respective meanings assigned to such terms in section 3 of ERISA.

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Section 6.3.    Accredited Investor. Each Purchaser severally represents that it is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated by the SEC under the Securities Act.

SECTION 7.	INFORMATION AS TO THE COMPANY.
Section 7.1.    Financial and Business Information. The Company shall deliver to each holder of Notes that is an Institutional Investor:
(a)    Quarterly Statements — within 50 days after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year), duplicate copies of:
(i)    a consolidated balance sheet of the Company and its Subsidiaries as at the end of such quarter, and
(ii)    consolidated statements of operations and cash flows of the Company and its Subsidiaries for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding period or periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, certified by a Senior Financial Officer as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments and containing, if applicable, a reconciliation necessary to show in reasonable detail the effects, if any, of the application of ASC 810 in respect of any Investment Vehicle; provided that, the delivery within the time period specified above of copies of Artisan Partners Asset Management Inc.’s Quarterly Report on Form 10‑Q (the “Form 10‑Q”) prepared in compliance with the requirements therefor and filed with the SEC shall, to the extent such Form 10‑Q includes the information required to be delivered pursuant to this Section 7.1(a), be deemed to satisfy the requirements of this Section 7.1(a); provided, further, that the Company shall be deemed to have made such delivery of such Form 10‑Q if it shall have timely made such Form 10‑Q available on “EDGAR” and through its home page on the worldwide web (such availability and notice thereof being referred to as “Electronic Delivery”);
(b)    Annual Statements — within 100 days after the end of each fiscal year of the Company, duplicate copies of,
(i)    a consolidated balance sheet of the Company and its Subsidiaries, as at the end of such year, and
(ii)    consolidated statements of operations, changes in partners’ equity and cash flows of the Company and its Subsidiaries, for such year,

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setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by an opinion thereon of independent public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit), the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances and containing, if applicable, a reconciliation necessary to show in reasonable detail the effects, if any, of the application of ASC 810 in respect of any Investment Vehicle, provided that the delivery within the time period specified above of copies of Artisan Partners Asset Management Inc.’s Annual Report on Form 10‑K (the “Form 10‑K”) prepared in accordance with the requirements therefor and filed with the SEC shall, to the extent such Form 10-K includes the information required to be delivered pursuant to this Section 7.1(b), be deemed to satisfy the requirements of this Section 7.1(b); provided, further, that the Company shall be deemed to have made such delivery of such Form 10‑K if it shall have timely made Electronic Delivery thereof;
(c)    SEC and Other Reports — promptly upon their becoming available, one copy of (i) each financial statement, report, notice or proxy statement sent by the General Partner, the Company or any of its Subsidiaries to its principal lending banks as a whole (excluding information sent to such banks in the ordinary course of administration of a bank facility, such as information relating to pricing and borrowing availability or to its public securities holders generally) and (ii) each regular or periodic report, each registration statement (without exhibits except as expressly requested by such holder), and each prospectus and all amendments thereto filed by the General Partner, the Company or any of its Subsidiaries with the SEC and of all press releases and other statements made available generally by the General Partner, the Company or any of its Subsidiaries to the public concerning developments that are Material; provided, that the Company shall be deemed to have made such delivery of such documents if it shall have timely made such documents available via Electronic Delivery;
(d)    Notice of Default or Event of Default — promptly, and in any event within five days after a Responsible Officer becoming aware of the existence of any Default or Event of Default or that any Person has given any notice or taken any action with respect to a claimed default hereunder or that any Person has given any notice or taken any action with respect to a claimed default of the type referred to in Section 11(f), a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;

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(e)    ERISA Matters — promptly, and in any event within five days after a Responsible Officer becoming aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Company or an ERISA Affiliate proposes to take with respect thereto:
(i)    with respect to any Plan, any reportable event, as defined in section 4043(c) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof; or
(ii)    the taking by the PBGC of steps to institute, or, to the knowledge of the Company, the threatening by the PBGC of the institution of, proceedings under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Company or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan; or
(iii)    any event, transaction or condition that could result in the incurrence of any liability by the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, could reasonably be expected to have a Material Adverse Effect; or
(iv)    receipt of notice of the imposition of a Material financial penalty (which for this purpose shall mean any tax, penalty or other liability, whether by way of indemnity or otherwise) with respect to one or more Non‑U.S. Plans;
(f)    Notices from Governmental Authority — promptly, and in any event within 30 days of receipt thereof, copies of any notice to the Company or any Subsidiary from any federal or state Governmental Authority relating to any order, ruling, statute or other law or regulation that could reasonably be expected to have a Material Adverse Effect; and
(g)    Requested Information — with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Company or any of its Subsidiaries or relating to the ability of the Company to perform its obligations hereunder and under the Notes as from time to time may be reasonably requested by any such holder of Notes.

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Section 7.2.    Officer’s Certificate. Each set of financial statements delivered to a holder of Notes pursuant to Section 7.1(a) or Section 7.1(b) shall be accompanied by a certificate of a Senior Financial Officer setting forth (which, in the case of Electronic Delivery of such financial statements, shall be by separate concurrent delivery of such certificate to each holder of Notes):
(a)    Covenant Compliance — the information (including detailed calculations) required in order to establish whether the Company was in compliance with the requirements of Section 10.1 and Section 10.2, inclusive, during the quarterly or annual period covered by the statements then being furnished (including with respect to each such Section, where applicable, the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Sections, and the calculation of the amount, ratio or percentage then in existence and the amount, if any, of Deferred Compensation Assets);
(b)    Event of Default — a statement that such Senior Financial Officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Company and its Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists (including, without limitation, any such event or condition resulting from the failure of the Company or any Subsidiary to comply with any Environmental Law), specifying the nature and period of existence thereof and what action the Company shall have taken or proposes to take with respect thereto;
(c)    Subsidiary Guarantors – setting forth a list of all Subsidiaries that are Subsidiary Guarantors and certifying that each Subsidiary that is required to be a Subsidiary Guarantor pursuant to Section 9.7 is a Subsidiary Guarantor, in each case, as of the date of such certificate of Senior Financial Officer;
(d)    AUM — the value of the amount of the “assets under management” by the Company as of the last day of such period, such value to be determined by the Company in accordance with the Company’s procedures for valuation of securities in effect on that date, together with, in comparative form, the value for the corresponding date in the previous fiscal year, all in reasonable detail; and
(e)    Consolidated EBITDA — the amount and components of Consolidated EBITDA for such period, together with, in comparative form, Consolidated EBITDA for the corresponding period in the previous fiscal year, all in reasonable detail.

Artisan Partners Holdings LP	Note Purchase Agreement

Section 7.3.    Visitation. The Company shall permit the representatives of each holder of Notes that is an Institutional Investor:
(a)    No Default — if no Default or Event of Default then exists, at the expense of such holder and upon reasonable prior notice to the Company, to visit the principal executive office of the Company, to discuss the affairs, finances and accounts of the Company and its Subsidiaries with the Company’s officers, and (with the consent of the Company, which consent will not be unreasonably withheld) its independent public accountants, and (with the consent of the Company, which consent will not be unreasonably withheld) to visit the other offices and properties of the Company and each Subsidiary, all at such reasonable times and as often as may be reasonably requested in writing; and
(b)    Default — if a Default or Event of Default then exists, at the expense of the Company, to visit and inspect any of the offices or properties of the Company or any Subsidiary, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Company authorizes said accountants to discuss the affairs, finances and accounts of the Company and its Subsidiaries), all at such times and as often as may be reasonably requested.

SECTION 8.	PREPAYMENT OF THE NOTES.
Section 8.1.    Maturity. As provided therein, the entire unpaid principal balance of the Notes shall be due and payable on the stated maturity date thereof.
Section 8.2.    Optional Prepayments with Make-Whole Amount. The Company may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part of, the Notes, in an amount not less than 5% of the aggregate principal amount of the Notes then outstanding in the case of a partial prepayment, at 100% of the principal amount so prepaid, together with interest accrued thereon to the date of such prepayment, and the Make‑Whole Amount determined for the prepayment date with respect to such principal amount. The Company will give each holder of Notes written notice of each optional prepayment under this Section 8.2 not less than 30 days and not more than 60 days prior to the date fixed for such prepayment. Each such notice shall specify such date (which shall be a Business Day and if such date shall not be specified in such notice, the date shall be the first Business Day after the 45th day after the date of such notice), the aggregate principal amount of the Notes to be prepaid on such date, the principal amount of each Note held by such holder to be prepaid (determined in accordance with Section 8.4), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall be accompanied by a certificate of a Senior Financial Officer as to the estimated Make-Whole Amount due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation. Two Business Days prior to such prepayment, the Company shall deliver to each holder of Notes a certificate

Artisan Partners Holdings LP	Note Purchase Agreement

of a Senior Financial Officer specifying the calculation of such Make‑Whole Amount as of the specified prepayment date.
Section 8.3.    Change in Control.
(a)    Notice of Change in Control. The Company will, within five Business Days after any Responsible Officer has knowledge of the occurrence of any Change in Control, give written notice of such Change in Control to each holder of Notes. Such notice shall contain and constitute an offer to prepay Notes as described in subparagraph (c) of this Section 8.3 and shall be accompanied by the certificate described in subparagraph (g) of this Section 8.3.
(b)    [Reserved].
(c)    Offer to Prepay Notes. The offer to prepay Notes contemplated by subparagraph (a) of this Section 8.3 shall be an offer to prepay, in accordance with and subject to this Section 8.3, all, but not less than all, the Notes held by each holder (in this case only, “holder” in respect of any Note registered in the name of a nominee for a disclosed beneficial owner shall mean such beneficial owner) on a date specified in such offer (the “Proposed Prepayment Date”). Such date shall be not less than 30 days and not more than 60 days after the date of such offer (if the Proposed Prepayment Date shall not be specified in such offer, the Proposed Prepayment Date shall be the first Business Day after the 45th day after the date of such offer).
(d)    Acceptance/Rejection. A holder of Notes may accept the offer to prepay made pursuant to this Section 8.3 by causing a notice of such acceptance to be delivered to the Company not later than 15 days after receipt by such holder of the most recent offer of prepayment. A failure by a holder of Notes to respond to an offer to prepay made pursuant to this Section 8.3 shall be deemed to constitute a rejection of such offer by such holder.
(e)    Prepayment. Prepayment of the Notes to be prepaid pursuant to this Section 8.3 shall be at 100% of the principal amount of such Notes, together with interest on such Notes accrued and unpaid to the date of prepayment, but without Make‑Whole Amount or other premium.
(f)    [Reserved].
(g)    Officer’s Certificate. Each offer to prepay the Notes pursuant to this Section 8.3 shall be accompanied by a certificate, executed by a Senior Financial Officer of the Company and dated the date of such offer, specifying: (i) the Proposed Prepayment Date; (ii) that such offer is made pursuant to this Section 8.3; (iii) the principal amount of each Note offered to be prepaid; (iv) the interest that would be due on each Note offered to be prepaid, accrued and unpaid to the Proposed Prepayment Date; (v) that the conditions of this Section 8.3 have been fulfilled; and (vi) in reasonable detail, the nature and date of the Change in Control.

Artisan Partners Holdings LP	Note Purchase Agreement

(h)    Certain Definitions. “Change in Control” means the occurrence of any of the following events:
(i)    Artisan Partners Asset Management Inc., or any Permitted General Partner, shall cease to be the general partner of the Company, or
(ii)    any Person or group (within the meaning of the Exchange Act and the rules of the SEC thereunder), other than the Permitted Owners or a group consisting solely of Permitted Owners, shall acquire or hold, directly or indirectly, beneficially or of record, Equity Interests in Artisan Partners Asset Management Inc. representing more than 35% of the aggregate voting power represented by all issued and outstanding Equity Interests in Artisan Partners Asset Management Inc. (the percentage of such aggregate voting power attributable to the Equity Interests acquired or held by such Person or group being the “Relevant Percentage”) and at such time the Permitted Owners do not own directly or through wholly owned entities, Equity Interests in Artisan Partners Asset Management Inc. collectively representing more than the Relevant Percentage of the aggregate voting power represented by all issued and outstanding Equity Interests in Artisan Partners Asset Management Inc.
(i)    All calculations contemplated in this Section 8.3 involving the capital stock of any Person shall be made with the assumption that all convertible Securities of such Person then outstanding and all convertible Securities issuable upon the exercise of any warrants, options and other rights outstanding at such time were converted at such time and that all options, warrants and similar rights to acquire shares of capital stock of such Person were exercised at such time.
Section 8.4.    Allocation of Partial Prepayments. In the case of each partial prepayment of the Notes pursuant to Section 8.2, the principal amount of the Notes to be prepaid shall be allocated among all of the Notes, without regard to series, at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment. All partial prepayments made pursuant to Section 8.3 or Section 8.8 shall be applied only to the Notes of the holders who have elected to participate in such prepayment.
Section 8.5.    Maturity; Surrender, Etc. In the case of each prepayment of Notes pursuant to this Section 8, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment (which shall be a Business Day), together with interest on such principal amount accrued and unpaid to such date and the applicable Make-Whole Amount, if any. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and Make-Whole Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.
Section 8.6.    Purchase of Notes. The Company will not and will not permit any Affiliate to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes except (a) upon the payment or prepayment of the Notes in accordance with the terms of this Agreement and the

Artisan Partners Holdings LP	Note Purchase Agreement

Notes or (b) pursuant to an offer to purchase made by the Company or an Affiliate pro rata to the holders of all Notes at the time outstanding upon the same terms and conditions. Any such offer shall provide each holder with sufficient information to enable it to make an informed decision with respect to such offer, and shall remain open for at least 15 Business Days. If the holders of more than 25% of the principal amount of the Notes then outstanding accept such offer, the Company shall promptly notify the remaining holders of such fact and the expiration date for the acceptance by holders of Notes of such offer shall be extended by the number of days necessary to give each such remaining holder at least 5 Business Days from its receipt of such notice to accept such offer. The Company will promptly cancel all Notes acquired by it or any Affiliate pursuant to any payment, prepayment or purchase of Notes pursuant to any provision of this Agreement and no Notes may be issued in substitution or exchange for any such Notes.
Section 8.7.    Make-Whole Amount. The term “Make-Whole Amount” means, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Note over the amount of such Called Principal; provided that the Make-Whole Amount may in no event be less than zero. For the purposes of determining the Make-Whole Amount, the following terms have the following meanings:
“Called Principal” means, with respect to any Note, the principal of such Note that is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.
“Discounted Value” means, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Notes is payable) equal to the Reinvestment Yield with respect to such Called Principal.
“Reinvestment Yield” means, with respect to the Called Principal of any Note, 0.50% (50 basis points) over the yield to maturity implied by (i) the yields reported as of 10:00 a.m. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page PX1” (or such other display as may replace Page PX1) on Bloomberg Financial Markets for the most recently issued actively traded on the run U.S. Treasury securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or (ii) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable (including by way of interpolation), the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (or any comparable successor publication) for U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. In the case of each determination under clause (i) or clause (ii), as the case may be, of the preceding paragraph,

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such implied yield will be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond-equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between (1) the applicable U.S. Treasury security with the maturity closest to and greater than such Remaining Average Life and (2) the applicable U.S. Treasury security with the maturity closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.
“Remaining Average Life” means, with respect to any Called Principal, the number of years (calculated to the nearest one‑twelfth year) obtained by dividing (a) such Called Principal into (b) the sum of the products obtained by multiplying (i) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (ii) the number of years (calculated to the nearest one-twelfth year) that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.
“Remaining Scheduled Payments” means, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date; provided that if such Settlement Date is not a date on which interest payments are due to be made under the terms of the Notes, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 8.2 or 12.1. For the avoidance of doubt, the stated coupon rate, and not the Adjusted Interest Rate, shall be used in connection with the computation of the Remaining Scheduled Payments.
“Settlement Date” means, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to Section 8.2 has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.
Section 8.8.    AUM Put Rights. (a) If at any time the value of the average amount of the “assets under management” by the Company for a quarterly fiscal period, determined as of the last day of such quarterly fiscal period, such value to be determined by the Company in accordance with the Company’s procedures for valuation of securities in effect on that date, is less than $45,000,000,000 the Company will, promptly, give written notice of such fact to each holder of Notes. Such notice shall contain and constitute an offer to prepay Notes and shall be accompanied by the certificate described in subparagraph (d) of this Section 8.8. The offer to prepay Notes contemplated by this subparagraph (a) of this Section 8.8 shall be an offer to prepay, in accordance with and subject to this Section 8.8, all, but not less than all, the Notes held by each holder (in this case only, “holder” in respect of any Note registered in the name of a nominee for a disclosed beneficial owner shall mean such beneficial owner) on a date specified in such offer (the “Proposed Put Prepayment Date”). Such date shall be not less than 30 days and not more than 60 days after the date of such offer (if the Proposed Put Prepayment Date shall not be specified

Artisan Partners Holdings LP	Note Purchase Agreement

in such offer, the Proposed Put Prepayment Date shall be the first Business Day after the 45th day after the date of such offer).
(b)    Acceptance/Rejection. A holder of Notes may accept the offer to prepay made pursuant to this Section 8.8 by causing a notice of such acceptance to be delivered to the Company not later than 15 days after receipt by such holder of the most recent offer of prepayment. A failure by a holder of Notes to respond to an offer to prepay made pursuant to this Section 8.8 shall be deemed to constitute a rejection of such offer by such holder.
(c)    Prepayment. Prepayment of the Notes to be prepaid pursuant to this Section 8.8 shall be at 101% of the principal amount of such Notes, together with interest on such Notes accrued and unpaid to the date of prepayment, but without Make‑Whole Amount or other premium. The prepayment shall be made on the Proposed Put Prepayment Date.
(d)    Officer’s Certificate. Each offer to prepay the Notes pursuant to this Section 8.8 shall be accompanied by a certificate, executed by a Senior Financial Officer of the Company and dated the date of such offer, specifying: (i) the Proposed Put Prepayment Date; (ii) that such offer is made pursuant to this Section 8.8; (iii) the principal amount of each Note offered to be prepaid; (iv) the interest that would be due on each Note offered to be prepaid, accrued and unpaid to the Proposed Put Prepayment Date; and (v) that the conditions of this Section 8.8 have been fulfilled.

SECTION 9.	AFFIRMATIVE COVENANTS.
The Company covenants that so long as any of the Notes are outstanding:
Section 9.1.    Compliance with Law. Without limiting Section 10.11, the Company will, and will cause each of its Subsidiaries to, comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, including, without limitation, ERISA, Environmental Laws, the USA PATRIOT Act and the other laws and regulations that are referred to in Section 5.16, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non‑compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 9.2.    Insurance. The Company will, and will cause each of its Subsidiaries to, maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co‑insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated.

Artisan Partners Holdings LP	Note Purchase Agreement

Section 9.3.    Maintenance of Properties. The Company will, and will cause each of its Subsidiaries to, maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times; provided that this Section 9.3 shall not prevent the Company or any Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Company has concluded that such discontinuance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 9.4.    Payment of Taxes and Claims. The Company will, and will cause each of its Subsidiaries to, file all tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies imposed on them or any of their properties, assets, income or franchises, to the extent the same have become due and payable and before they have become delinquent and all claims for which sums have become due and payable that have or might become a Lien on properties or assets of the Company or any Subsidiary; provided that neither the Company nor any Subsidiary need pay any such tax, assessment, charge, levy or claim if (a) the amount, applicability or validity thereof is contested by the Company or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Company or a Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of the Company or such Subsidiary or (b) the nonpayment of all such taxes, assessments, charges, levies and claims in the aggregate could not reasonably be expected to have a Material Adverse Effect.
Section 9.5.    Legal Existence, Etc. Subject to Section 10.4, the Company will at all times preserve and keep in full force and effect its legal existence. Subject to Sections 10.4 and 10.5, the Company will at all times preserve and keep in full force and effect the legal existence of each of its Subsidiaries (unless merged into the Company or a Subsidiary Controlled by the Company) and all rights and franchises of the Company and its Subsidiaries unless, in the good faith judgment of the Company, the termination of or failure to preserve and keep in full force and effect such legal existence, right or franchise could not, individually or in the aggregate, have a Material Adverse Effect.
Section 9.6.    Notes to Rank Pari Passu. The Notes and all other obligations under this Agreement of the Company are and at all times shall rank at least pari passu in right of payment with all other present and future unsecured Indebtedness (actual or contingent) of the Company which is not expressed to be subordinate or junior in rank to any other unsecured Indebtedness of the Company.
Section 9.7.    Books and Records. The Company will, and will cause each of its Subsidiaries to, maintain proper books of record and account in conformity with GAAP and all applicable requirements of any Governmental Authority having legal or regulatory jurisdiction over the Company, or such Subsidiary, as the case may be, in each case, in all Material respects.
Section 9.8.    Guaranty by Subsidiaries. (a) The Company will cause (1) each Subsidiary which delivers a Guaranty of, or becomes a borrower or obligor under, the Bank Credit Agreement or the

Artisan Partners Holdings LP	Note Purchase Agreement

Existing Note Purchase Agreement to concurrently enter into a Subsidiary Guaranty and (2) any Equity Participation Subsidiary to concurrently with the formation thereof enter into a Subsidiary Guaranty, and, in the case of both clause (1) and (2) deliver to each of the holders of the Notes the following items:
(i)    an executed counterpart of such Subsidiary Guaranty or joinder agreement in respect of an existing Subsidiary Guaranty, as appropriate;
(ii)    a certificate signed by the President, a Vice President or another authorized Responsible Officer of the Company or such Subsidiary making representations and warranties to the effect of those contained in Sections 5.1, 5.2, 5.6 and 5.7, but with respect to such Subsidiary and such Subsidiary Guaranty, as applicable;
(iii)    a certificate of a Responsible Officer of the Company certifying that at such time and after giving effect to the execution and delivery of such Subsidiary Guaranty or joinder agreement, no Default or Event of Default shall have occurred and be continuing;
(iv)    such documents and evidence with respect to such Subsidiary as reasonably necessary to establish the existence and good standing of such Subsidiary and the authorization of the transactions contemplated by such Subsidiary Guaranty; and
(v)    an opinion of counsel to the effect that such Subsidiary Guaranty has been duly authorized, executed and delivered and constitutes the legal, valid and binding contract and agreement of such Subsidiary enforceable in accordance with its terms, except as an enforcement of such terms may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles.
(b)    The Company may, from time to time at its discretion and upon written notice from the Company to the holders of the Notes referring to this Section 9.8(b) (which notice shall contain a certification by a Responsible Officer as to the matters specified in clauses (i), (ii), (iii) and (iv) below), terminate the Subsidiary Guaranty issued by a Subsidiary Guarantor in accordance with Section 9.8(a)(1) with effect from the date of such notice so long as (i) no Default or Event of Default shall have occurred and then be continuing or shall result therefrom, (ii) no payment by such Subsidiary Guarantor is due under such Subsidiary Guarantor’s Subsidiary Guaranty, (iii) such Subsidiary Guarantor is not a guarantor of, or a borrower or obligor under, the Bank Credit Agreement or the Existing Note Purchase Agreement and (iv) such Subsidiary Guarantor shall not have received assets from the Company as permitted by Section 10.5(c) in contemplation of such release.
(c)    The Company agrees that it will not, nor will it permit any Subsidiary or Affiliate to, directly or indirectly, pay or cause to be paid any consideration or remuneration, whether by way of supplemental or additional interest, fee or otherwise, to any creditor of the Company or of any Subsidiary Guarantor as consideration for or as an inducement to the entering into by any such creditor of any release or discharge of any Subsidiary Guarantor with respect to any liability of such Subsidiary Guarantor as guarantor of, or a borrower or obligor under, the Bank Credit Agreement or the Existing Note Purchase

Artisan Partners Holdings LP	Note Purchase Agreement

Agreement, unless such consideration or remuneration is concurrently paid, on the same terms, ratably to the holders of all of the Notes then outstanding.
Section 9.9.    Most Favored Lender Status. (a) If any Note Party (i) is as of the date of this Agreement a party to credit facilities, loan agreements or other like financial instruments, including, without limitation, the Bank Credit Agreement and the Existing Note Purchase Agreement but excluding this Agreement (each an “Existing Credit Facility”), under which such Note Party may incur Indebtedness in an aggregate amount equal to or greater than $50,000,000 (or the equivalent in the relevant currency), (ii) enters into any amendment or other modification of any of such Existing Credit Facilities (an “Amended Credit Facility”) or (iii) enters into any new credit facility (a “New Credit Facility”) after the date of this Agreement under which such Note Party may, together with the Existing Credit Facilities, incur Indebtedness in an aggregate amount equal to or greater than $50,000,000 (or the equivalent in the relevant currency), that in any such case under clause (i), (ii) or (iii) above includes or results in one or more additional or more restrictive provisions (whether constituting a negative or financial covenant, a required prepayment or an event of default, though, for the avoidance of doubt, not including a “pricing term” or “applicable margin”) than those contained in this Agreement whether constituting a negative or financial covenant, required prepayment or an event of default (such additional or more restrictive negative or financial covenant, required prepayment or event of default, as the case may be, together with all definitions relating thereto, and including, for the avoidance of doubt, any negative covenants in an Existing Credit Facility as of the date of this Agreement which are more restrictive, “Additional Covenant(s)”), then the terms of this Agreement, without any further action on the part of the Company, any Subsidiary Guarantor or any of the holders of the Notes, will unconditionally be deemed on the date of Closing or the execution of such Amended Credit Facility or New Credit Facility, as the case may be, to be automatically amended to include such Additional Covenant(s), as the case may be, and any event of default in respect of any such additional or more restrictive negative or financial covenant(s) or required prepayment so included herein shall be deemed to be an Event of Default under Section 11(d), subject to all applicable terms and provisions of this Agreement, including, without limitation, all rights and remedies exercisable by the holders of the Notes hereunder.
(b)    If after the date of Closing or execution of any Amended Credit Facility or a New Credit Facility, as the case may be, any one or more of the Additional Covenant(s) is excluded, terminated, loosened, tightened, amended or otherwise modified under the corresponding Existing Credit Facility, Amended Credit Facility or New Credit Facility, as applicable, then and in such event any such Additional Covenant(s) theretofore included in this Agreement pursuant to the requirements of this Section 9.9 shall then and thereupon be so excluded, terminated, loosened, tightened or otherwise amended or modified under this Section 9.9; provided that if a Default or Event of Default shall have occurred and be continuing at the time any such Additional Covenant(s) is or are to be so excluded, terminated, loosened, tightened, amended or modified under this Section 9.9, the prior written consent thereto of the Required Holders shall be required as a condition to the exclusion, termination, loosening, tightening or other amendment or modification of any such Additional Covenant(s), as the case may be; and provided, further, that in any and all events, the negative or financial covenant(s) or required prepayment and related definitions or any event of default constituting any covenant and Events of Default contained in this

Artisan Partners Holdings LP	Note Purchase Agreement

Agreement as in effect on the date of this Agreement shall not in any event be deemed or construed to be loosened or relaxed by operation of the terms of this Section 9.9, and only any such Additional Covenant(s) shall be so excluded, terminated, loosened, tightened, amended or otherwise modified pursuant to the terms hereof.
(c)    The Company shall from time to time promptly execute and deliver at its expense (including, without limitation, the fees and expenses of counsel for the holders of the Notes) an amendment to this Agreement evidencing that, pursuant to this Section 9.9, this Agreement then and thereafter includes, excludes, amends or otherwise modifies any Additional Covenant(s), as the case may be; provided that the execution and delivery of such amendment shall not be a precondition to the effectiveness of such amendment.
(d)    The Company agrees that it will not, nor will it permit any Subsidiary or Affiliate to, directly or indirectly, pay or cause to be paid any consideration or remuneration, whether by way of supplemental or additional interest, fee or otherwise, to any creditor of a Note Party as consideration for or as an inducement to the entering into by any such creditor of any amendment, waiver or other modification to any Existing Credit Facility or New Credit Facility, as the case may be, the effect of which amendment, waiver or other modification is to exclude, terminate, loosen, tighten or otherwise amend or modify any Additional Covenant(s), unless such consideration or remuneration is concurrently paid, on the same terms, ratably to the holders of all of the Notes then outstanding.
Section 9.10.    Rating Confirmation. No later than August 16 of each year, the Company shall provide written evidence to each of the holders of the Notes, sent in the manner provided in Section 18, of each then current rating of the Notes, which shall, in any event, include a rating from at least one Rating Agency.

SECTION 10.	NEGATIVE COVENANTS.
The Company covenants that so long as any of the Notes are outstanding:
Section 10.1.    Financial Covenants. (a) The Company will not permit the Leverage Ratio on any date to exceed 3.00 to 1.00.
(b)    The Company will not permit the Interest Coverage Ratio in respect of any period of four consecutive fiscal quarters of the Company to be less than 4.00 to 1.00.
Section 10.2.    Priority Indebtedness. The Company will not permit Priority Indebtedness on any date to exceed the greater of (a) $50,000,000 and (b) 5% of Consolidated Total Assets on such date.

Artisan Partners Holdings LP	Note Purchase Agreement

Section 10.3.    Liens. The Company will not, nor will it permit any Subsidiary to, create, incur, or suffer to exist any Lien in or on its property (now or hereafter acquired), or on any income or revenues or rights (including accounts receivable) in respect of any thereof, except:
(a)    Permitted Encumbrances;
(b)    any Lien existing on the date of the Closing and described in Schedule 5.15; provided that (i) such Lien shall not apply to any other property or asset of the Company or any Subsidiary and (ii) such Lien shall secure only those obligations that it secures on the date of the Closing and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;
(c)    any Lien existing on any property or asset prior to the acquisition thereof by the Company or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date of the Closing prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Company or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;
(d)    Liens on fixed or capital assets acquired, constructed or improved by the Company or any Subsidiary; provided that (i) such security interests secure Indebtedness of the Company or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Finance Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof, provided that (x) such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement and (y) the aggregate principal amount of Indebtedness secured by Liens permitted by this clause (d) shall not exceed $15,000,000 at any time outstanding, (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets (except accessions to, and proceeds of, such assets) of the Company or any Subsidiary;
(e)    banker’s liens in the nature of set-off rights arising in the ordinary course of business in respect of deposit accounts or other funds maintained with a depositary institution; provided that such accounts or funds are not intended to provide collateral to such institution for any Indebtedness;

Artisan Partners Holdings LP	Note Purchase Agreement

(f)    Liens incurred or deposits made in connection with trading or brokerage accounts, in each case in the ordinary course of business;
(g)    Liens on any cash earnest money payments made by the Company or any Subsidiary;
(h)    Liens incurred or deposits made in connection with liability for premiums, deductibles, reimbursement, indemnities and similar obligations (including letters of credit or guarantees for the benefit of) to insurance carriers; and
(i)    other Liens incurred by the Company and the Subsidiaries in the ordinary course of their respective businesses, provided that after giving effect to the creation or incurrence of such Lien, no Default or Event of Default, including, without limitation, under Section 10.2 shall have occurred and be continuing; and provided further that the Company will not, and will not permit any Subsidiary to, grant any Lien securing Indebtedness outstanding under or pursuant to the Bank Credit Agreement or the Existing Note Purchase Agreement pursuant to this Section 10.3(i) unless and until all obligations of the Company under this Agreement and the Notes shall concurrently be secured equally and ratably with such Indebtedness pursuant to documentation in form and substance reasonably satisfactory to the Required Holders; provided further that if such Liens no longer secure Indebtedness under the Bank Credit Agreement or the Existing Note Purchase Agreement, as the case may be, the Liens required to be granted pursuant to this clause (j) shall automatically be released and terminated).
Section 10.4.    Mergers, Consolidations, Etc. The Company will not, and will not permit any Subsidiary to, consolidate with or merge with any other Person, or sell, lease or otherwise dispose of all or substantially all of its assets; provided that any merger, consolidation or disposition shall not be prohibited if it satisfies the requirements of any of clauses (a), (b), (c), (d) or (e) below:
(a)    subject to Section 10.4(d), any Subsidiary may (1) merge or consolidate with or into any other Person or (2) sell, lease or otherwise dispose of all or substantially all of its assets to any Person in either case so long as (i) in any transaction involving the Company, the Company shall be the surviving or continuing entity or the Person that acquires by conveyance, transfer or lease all or substantially all of the assets of the Subsidiary as an entirety, as the case may be, (ii) in any transaction involving a Wholly-Owned Subsidiary (and not the Company or a Subsidiary Guarantor), a Wholly-Owned Subsidiary shall be the surviving or continuing entity or the Person that acquires by conveyance, transfer or lease all or substantially all of the assets of the Subsidiary as an entirety, as the case may be, (iii) in any transaction involving a Subsidiary Guarantor (and not the Company), the successor to such merger or consolidation or the Person that acquires by conveyance, transfer or lease all or substantially all of the assets of the Subsidiary as an entirety, as the case may be, shall have assumed, or affirmed, as the case may be, the obligations of such Subsidiary under its Subsidiary Guaranty, and (iv) in any transaction involving a Person which is not the Company or a Subsidiary, such other Person shall become a

Artisan Partners Holdings LP	Note Purchase Agreement

Subsidiary or the transfer of all of the assets of such Subsidiary would have otherwise been permitted by Section 10.5 and such transaction is treated as a sale of all of the assets of such Subsidiary for purposes of Section 10.5; provided, that any reduction in the ownership by the Company of the surviving Subsidiary shall be treated as a sale of the assets of the Company to the extent of such reduction for purposes of Section 10.5;
(b)    subject to Section 10.4(d), the Company may consolidate or merge with or into any other Person if (i) the entity which results from such consolidation or merger (the “Surviving Person”) is organized under the laws of any state of the United States or the District of Columbia, (ii) the due and punctual payment of the principal of and premium, if any, and interest on all of the Notes, according to their tenor, and the due and punctual performance and observation of all of the covenants in the Notes and this Agreement to be performed or observed by the Company are expressly assumed in writing by the Surviving Person and the Surviving Person shall furnish to the holders of the Notes an opinion of counsel satisfactory to the Required Holders to the effect that the instrument of assumption has been duly authorized, executed and delivered and constitutes the legal, valid and binding contract and agreement of the Surviving Person enforceable in accordance with its terms, except as enforcement of such terms may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles, (iii) each Subsidiary Guarantor shall have affirmed in writing its obligations under the Subsidiary Guaranty to which it is a party and (iv) at the time of such consolidation or merger and immediately after giving effect thereto, no Default or Event of Default would exist;
(c)    notwithstanding Section 10.5, the Company may sell or otherwise dispose of all or substantially all of its assets to any Person for consideration which represents the fair market value of such assets (as determined in good faith by a Senior Financial Officer of the Company) at the time of such sale or other disposition if (i) the acquiring Person (the “Acquiring Person”) is an entity organized under the laws of any state of the United States or the District of Columbia, (ii) the due and punctual payment of the principal of and premium, if any, and interest on all the Notes, according to their tenor, and the due and punctual performance and observance of all of the covenants in the Notes and in this Agreement to be performed or observed by the Company are expressly assumed in writing by the Acquiring Person and the Acquiring Person shall furnish to the holders of the Notes an opinion of counsel satisfactory to the Required Holders to the effect that the instrument of assumption has been duly authorized, executed and delivered and constitutes the legal, valid and binding contract and agreement of such Acquiring Person enforceable in accordance with its terms, except as enforcement of such terms may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles, (iii)     each Subsidiary Guarantor shall have affirmed in writing its obligations under the Subsidiary Guaranty to which it is a party and (iv) at the time of such sale or disposition and immediately after giving effect thereto, no Default or Event of Default would exist;

Artisan Partners Holdings LP	Note Purchase Agreement

(d)    any Investment Vehicle may be merged into or consolidated with the Company or any Subsidiary in a transaction in which the Company or such Subsidiary is the surviving entity so long as (i) at the time thereof and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, (ii) the organizational documents of the Company or such Subsidiary are not amended or modified in connection with such merger or consolidation and (iii) such Investment Vehicle is not subject to any agreement or instrument governing or evidencing Indebtedness that (A) would be binding on the Company or any Subsidiary as a result of such merger or consolidation and (B) would interfere or be inconsistent with the obligations of the Company or any Subsidiary Guarantor under this Agreement or the applicable Subsidiary Guaranty;
(e)    the Company may sell or otherwise dispose of limited partnership interests in Artisan Partners LP to one or more Equity Participation Subsidiaries in accordance with the Equity Participation Subsidiary Transaction.
No such conveyance, transfer or lease of substantially all of the assets of the Company shall have the effect of releasing the Company or any successor corporation or limited liability company that shall theretofore have become such in the manner prescribed in this Section 10.4 from its liability under this Agreement or the Notes.
Section 10.5.    Asset Sales. The Company will not, and will not permit any of its Subsidiaries to, sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it nor will the Company permit any of its Subsidiaries to issue any additional Equity Interest in such Subsidiary, except:
(a)    sales or leases of inventory, used or surplus equipment and surplus office space in the ordinary course of business or otherwise in accordance with the customary practices of the Company and the Subsidiaries;
(b)    sales of securities or other instruments held by the Company or any Subsidiary for investment or cash management purposes, including (i) securities or other instruments held for purposes of hedging, offsetting or securing obligations of the Company or any Subsidiary incurred under any agreement to which the Company or such Subsidiary is a party and (ii) securities or other instruments acquired or held by the Company or such Subsidiary for purposes of seeding, funding or otherwise maintaining any investment product with respect to which the Company or such Subsidiary acts as an investment adviser, manager, distributor, general partner or in any similar capacity, in each case in the ordinary course of business or otherwise consistent with the customary practices of the Company and the Subsidiaries;
(c)    sales, transfers, dispositions and issuances (i) to a Note Party or (ii) among any Subsidiaries that are not Subsidiary Guarantors and for which the Company shall directly or indirectly have at least the same degree of Control for the Subsidiary receiving or acquiring such

Artisan Partners Holdings LP	Note Purchase Agreement

assets as it had with respect to the Subsidiary selling, transferring or otherwise disposing of such assets;
(d)    issuance of Equity Interests of any Subsidiary (such entity, the “Issuer”) (other than Equity Interests of such Issuer that entitle the holder thereof to exercise voting rights with respect to the election of directors of such Issuer or any comparable voting rights (other than voting rights conferred by law or required by applicable regulations)) to any employee, partner or other individual for the sole purpose of implementing ordinary course compensation arrangements (including incentive compensation arrangements) for such employee, partner or other individual, provided that if such Issuer is a Subsidiary Guarantor, such Issuer continues to be a Subsidiary Guarantor on the same terms and conditions as any Wholly-Owned Subsidiary; or
(e)    sales, transfers and dispositions of assets if all of the following conditions are met:
(i)    the value of such assets (valued at net book value) does not, together with the net book value of all other assets of the Company and its Subsidiaries previously disposed of during such fiscal year (other than sales or dispositions permitted by clauses (a) through (d) above), exceed the greater of $25,000,000 and 10% of Consolidated Total Assets as of such date;
(ii)    in the opinion of a Responsible Officer of the Company, the sale, transfer or disposition is for fair value; and
(iii)    immediately before and immediately after the consummation of the transaction and after giving effect thereto, no Default or Event of Default would exist;
provided, however, that for purposes of the foregoing calculation, there shall not be included any assets the proceeds of which were or are applied within 12 months after the date of sale of such assets to either (A) the acquisition of, or reinvestment in, assets useful and intended to be used in the operation of the business of the Company and its Subsidiaries and having a fair market value (as determined in good faith by a Responsible Officer of the Company) at least equal to that of the assets so disposed of or (B) the prepayment or payment of principal and accrued but unpaid interest, if any, and (subject to the following sentence) the applicable prepayment premium, if any, on a pro rata basis, of Senior Debt of the Company (other than Senior Debt owed to a Subsidiary or Affiliate). It is understood and agreed by the Company that any such proceeds paid and applied to the prepayment of the Notes as hereinabove provided shall be offered and prepaid as and to the extent provided below:
(w)    the offer to prepay Notes contemplated by this Section 10.5 shall be an offer to each of the holders of the Notes to prepay on a date specified in such offer, which date shall be not less than 30 days and not more than 60 days after the date of such offer (if the proposed prepayment date shall not be specified in such offer, the proposed

Artisan Partners Holdings LP	Note Purchase Agreement

prepayment date shall be the first Business Day after the 45th day after the date of such offer), all, or a pro rata part of, the Notes held by such holder at par and without payment of Make-Whole Amount or other premium;
(x)    any holder of the Notes may accept or decline any offer of prepayment pursuant to this Section 10.5 by causing a notice of such acceptance or rejection to be delivered to the Company not later than 15 days after receipt by such holder of such offer of prepayment;
(y)    the failure of any such holder to accept or decline any such offer of prepayment shall be deemed to be an election by such holder to decline such prepayment; and
(z)    if such offer is so accepted, the proceeds so offered towards the prepayment of the Notes and accepted shall be prepaid and applied to 100% of the principal amount to be prepaid, together with interest accrued thereon to the date of such prepayment; provided that such prepayment shall be at par without payment of Make‑Whole Amount or other premium.
To the extent that any holder of the Notes declines or is deemed to have declined such offer of prepayment, the amount of the prepayment offered to such holder shall be used by the Company to prepay other Senior Debt, if any;
(f)    the sale or disposition of limited partnership interests in Artisan Partners LP to one or more Equity Participation Subsidiaries in accordance with the Equity Participation Subsidiary Transaction.
Section 10.6.    Transactions with Affiliates. The Company will not, and will not permit any Subsidiary to, enter into directly or indirectly any transaction or group of related transactions (including without limitation the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than a Note Party), except in the ordinary course and on terms and conditions not materially less favorable to the Company or such Subsidiary than would prevail in a comparable arm’s-length transaction with a Person not an Affiliate; provided the foregoing shall not restrict the following:
(a)    effect any Restricted Payment permitted by Section 10.7;
(b)    satisfy any indemnity or other similar obligation contained in the Partnership Agreement or any Subsidiary’s charter, bylaws, partnership or limited liability company agreement or similar constituent document;
(c)    satisfy any indemnification obligation to, and other employment arrangements with, directors, officers, partners and employees (including any such obligations to or

Artisan Partners Holdings LP	Note Purchase Agreement

arrangements with former directors, officers, partners and employees) of the Company or any Subsidiary entered into in the ordinary course of business;
(d)    implement cost sharing arrangements with the General Partner, provided that such costs are allocated on a reasonably fair basis;
(e)    enter into and continue ordinary course employment, compensation and benefits arrangements;
(f)    [RESERVED];
(g)    accept additional capital contributions from Artisan Partners Asset Management Inc. or any Permitted General Partner in exchange for additional Equity Interests;
(h)    make distributions of cash to Artisan Partners Asset Management Inc. in connection with the redemption, repurchase, acquisition, cancellation or termination of or dividends on its capital stock;
(i)    [RESERVED];
(j)    subject to Section 10.7, make distributions of profits to the General Partner in respect of its Equity Interests in the Company as permitted by the Partnership Agreement;
(k)    make Investments in Subsidiaries that become Subsidiary Guarantors concurrently with the making of such Investment;
(l)    make Investments in any Subsidiary that is not and does not become a Subsidiary Guarantor at the time of such Investment; provided that Investments made in reliance on this clause (l) shall not exceed the sum of (i) $25,000,000 plus (ii) an amount equal to 30% of the cumulative Consolidated EBITDA for the period (treated as one accounting period) from July 1, 2011 through the last day of the most recent financial statements delivered to the holders of Notes pursuant to Section 7.1;
(m)    notwithstanding the limitation in the preceding clause (l), make Investments in any Subsidiary that is not and does not become a Subsidiary Guarantor at the time of such Investment to the extent necessary to comply with regulatory capital requirements applicable to any such Subsidiaries, provided that the Company gives notice of Investments proposed to be made pursuant to this clause to the administrative agent for the lenders under the Bank Credit Agreement and the agent does not object to the Investment in accordance with the Bank Credit Agreement;
(n)    make seed investments in, and enter into cost sharing or fee waiver arrangements with, any entity or account for the purpose of establishing or maintaining a fund or developing or

Artisan Partners Holdings LP	Note Purchase Agreement

maintaining an investment strategy in order to establish or maintain a performance record for such fund or investment strategy; provided that (i) the Company or a Subsidiary serves as investment adviser for such investment strategy, fund or account, or as general partner, sponsor, distributor, promoter, managing member or other similar role of such strategy, fund or account and (ii) such investment, cost sharing arrangement or fee waiver is made in furtherance of the operations conducted by the Company and the Subsidiaries in accordance with Section 10.10;
(o)    transfer amounts (that may be subject to a clawback or other recoupment provisions) in any transfer pricing arrangement or agreement that governs the allocation of profits among the Company and Subsidiaries for purposes of income taxation in the countries in which they operate; or
(p)    any Equity Participation Subsidiary Transaction.
Section 10.7.    Limitation on Restricted Payments. The Company will not declare or make, or permit any Subsidiary to declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment or incur any obligation (contingent or otherwise) to do so when a Default has occurred and is continuing (or would result therefrom), except:
(a)    each Subsidiary may make Restricted Payments to the Company or any other Subsidiary and to any other Person that owns an Equity Interest in such Subsidiary ratably according to such Person’s holdings of the type of Equity Interests in respect of which a Restricted Payment is being made to the Company or any other Subsidiary;
(b)    for so long as the Company or any Subsidiary is a pass-through or disregarded entity for United States Federal income tax purposes, the Company or any Subsidiary may make Tax Distributions in respect of any taxable year of the Company or any Subsidiary equal to the product of (i) the amount of taxable income allocated to the partners of the Company or any Subsidiary for such taxable year times and (ii) the highest aggregate marginal U.S. Federal, state and local income tax rate applicable to any partner of the Company or Subsidiary for such year as a result of owning Equity Interests in the Company or any Subsidiary, provided that no Tax Distribution shall be made to any partner in respect of any (x) amounts distributed to such partner and treated as a “guaranteed payment” under Section 707(c) of the Code or (y) any allocations of gross income to such partner pursuant to Section 6 of Exhibit B to the Partnership Agreement (or any successor provision thereof); and the Company or any Subsidiary shall be permitted to make such Tax Distributions pursuant to this clause (b) on a quarterly basis (consistent with the U.S. Federal estimated tax payment calendar) based on the best estimate of a Responsible Officer of the General Partner of the amounts specified in clauses (i) and (ii) above; provided that, if the aggregate amount of estimated Tax Distributions made in respect of any quarter(s) of the Company’s or any Subsidiary’s taxable year (x) is made during a period when a Default has occurred and is continuing and (y) exceeds the actual maximum amount of Tax Distributions allowable in respect of such quarter(s) as finally determined pursuant to clauses (i) and (ii), and

Artisan Partners Holdings LP	Note Purchase Agreement

after taking into account application of any excess distributions described below, then for so long as the Default continues, the amount of such excess shall be applied, until such excess is eliminated, to reduce any future Tax Distributions permitted under this Section 10.7(b); provided, further, that the Company or any Subsidiary may make Tax Distributions to any partner that had not previously received a portion of the Tax Distribution that resulted in such excess;
(c)    make distributions of cash to Artisan Partners Asset Management Inc. or any Permitted General Partner for the purpose of funding payment by Artisan Partners Asset Management Inc. or such Permitted General Partner of its ordinary operating expenses, overhead and other ordinary course fees and expenses (including payments due under any tax receivable agreements to which Artisan Partners Asset Management Inc. or such Permitted General Partner is a party) and expenses (including, but not limited to, incentive compensation, benefits and related expenses) incurred in the ordinary course of business in connection with the employment or engagement of Persons who provide services to the Company, its Subsidiaries, Artisan Partners Asset Management Inc. or any Permitted General Partner and are employed by Artisan Partners Asset Management Inc. or a subsidiary of Artisan Partners Asset Management Inc.;
(d)    [RESERVED];
(e)    payments of salary, bonus or taxable fringe benefits made by the Company or any Subsidiary to a partner that are treated as “guaranteed payments” under section 707(c) of the Code and are paid in connection with the provision of services to the Company, any Subsidiary, Artisan Partners Asset Management Inc. or any Permitted General Partner by such person; provided that such compensation arrangements are made in the ordinary course and consistent with past practice;
(f)    distributions by the Company or any Subsidiary to any partner in respect of Equity Interests in the Company or such Subsidiary issued to him or her for the primary purposes of effecting a compensation arrangement; provided that such compensation arrangements are made in the ordinary course and consistent with past practice;
(g)    [RESERVED];
(h)    distributions by the Company to Artisan Partners Asset Management Inc. in an amount necessary to fund the payment of any regular quarterly dividend and one special dividend annually to public stockholders of Artisan Partners Asset Management Inc. (and related distributions required to be made concurrently to holders of other classes of Equity Interests of the Company or a Subsidiary) within 60 days after the date of declaration of such regular quarterly dividend or annual special dividend if no Default had occurred and was continuing on the date of such declaration or would have resulted had such distributions been made on such date of declaration; and

Artisan Partners Holdings LP	Note Purchase Agreement

(i)    distributions by an Equity Participation Subsidiary to any partner in respect of Equity Interests; provided that
(i)    such distributions shall be a payment (whether in cash, securities or other property) that is not made on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in any such Equity Participation Subsidiary;
(ii)    the aggregate amount of such distributions to persons other than Company or Wholly-Owned Subsidiaries of Company in any fiscal quarter shall not exceed an amount equal to 30% of Consolidated EBITDA for such quarter; and
(iii)    such distributions shall be made in respect of Equity Interests which have been awarded to persons other than the Company or a Wholly-Owned Subsidiary in accordance with the approval by Artisan Partners Asset Management Inc.’s compensation committee or board.
Section 10.8.    Limitation on Amendments. The Company will not agree to or permit any amendment, modification, suspension or waiver of any provision of the Partnership Agreement, which, in any such case, would reasonably be expected to materially and adversely affect the Company’s ability to meet its obligations under the Notes unless such amendment, modification, suspension or waiver is effected in accordance with Section 17.
Section 10.9.    Certain Other Agreements. The Company will not, and will not permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that directly prohibits, restricts or imposes any condition upon the ability of any Subsidiary to pay dividends or other distributions with respect to any of its equity interests or to make or repay loans or advances to the Company; provided that the foregoing shall not apply to (i) restrictions and conditions imposed by law or by this Agreement or the Notes, (ii) restrictions and conditions existing on the date hereof identified on Schedules 5.4 and 5.15 (but shall apply to any amendment or modification expanding the scope of any such restriction or condition), (iii) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale; provided such restrictions and conditions apply only to the Subsidiary being sold and such sale is permitted hereunder, and (iv) restrictions and conditions contained in any agreement governing secured Priority Indebtedness relating to the transfer of collateral to secure a Lien permitted by Section 10.3.
Section 10.10.    Line of Business. The Company will not and will not permit any Subsidiary to engage in any business if, as a result, the general nature of the business in which the Company and its Subsidiaries, taken as a whole, would then be engaged would be substantially changed from the general nature of the business in which the Company and its Subsidiaries, taken as a whole, are engaged on the date of this Agreement as described in the Investor Presentation.

Artisan Partners Holdings LP	Note Purchase Agreement

Section 10.11.    Economic Sanctions, Etc. The Company will not, and will not permit any Controlled Entity to (a) become (including by virtue of being owned or controlled by a Blocked Person), own or control a Blocked Person or (b) directly or indirectly have any investment in or engage in any dealing or transaction (including any investment, dealing or transaction involving the proceeds of the Notes) with any Person if such investment, dealing or transaction (i) would cause any holder or any affiliate of such holder to be in violation of, or subject to sanctions under, any law or regulation applicable to such holder, or (ii) is prohibited by or subject to sanctions under any U.S. Economic Sanctions Laws.

SECTION 11.	EVENTS OF DEFAULT.
An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:
(a)    the Company defaults in the payment of any principal or Make‑Whole Amount, if any, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or
(b)    the Company defaults in the payment of any interest on any Note for more than five Business Days after the same becomes due and payable; or
(c)    the Company defaults in the performance of or compliance with any term contained in Section 7.1(d) or Section 10.1; or
(d)    the Company defaults in the performance of or compliance with any term contained herein (other than those referred to in Sections 11(a), (b) and (c)) and such default is not remedied within 30 days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) the Company receiving written notice of such default from any holder of a Note (any such written notice to be identified as a “notice of default” and to refer specifically to this Section 11(d)); or
(e)    any representation or warranty made in writing by or on behalf of a Note Party or by any officer of the General Partner of a Note Party in this Agreement or in a Subsidiary Guaranty, as the case may be, or in any writing furnished in connection with the transactions contemplated hereby proves to have been false or incorrect in any material respect on the date as of which made; or
(f)    (i) the Company or any Subsidiary is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make‑whole amount or interest on any Indebtedness (other than the Notes) that is outstanding in an aggregate principal amount of at least $10,000,000 beyond any period of grace provided with respect thereto, or (ii) the Company or any Subsidiary is in default in the performance of or compliance with any term of any evidence of any Indebtedness in an aggregate outstanding principal amount of at least $10,000,000 or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a

Artisan Partners Holdings LP	Note Purchase Agreement

consequence of such default or condition such Indebtedness has become, or has been declared (or one or more Persons are entitled to declare such Indebtedness to be), due and payable before its stated maturity or before its regularly scheduled dates of payment, provided that this clause (ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness so long as such secured Indebtedness that becomes due is promptly, and in any event within five Business Days, repaid, or (iii) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of Indebtedness to convert such Indebtedness into equity interests), (1) the Company or any Subsidiary has become obligated to purchase or repay Indebtedness before its regular maturity or before its regularly scheduled dates of payment in an aggregate outstanding principal amount of at least $10,000,000, or (2) one or more Persons have the right to require the Company or any Subsidiary so to purchase or repay such Indebtedness; or
(g)    the Company or any Subsidiary (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or
(h)    a court or Governmental Authority of competent jurisdiction enters an order appointing, without consent by the Company or any of its Subsidiaries, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company or any of its Subsidiaries, or any such petition shall be filed against the Company or any of its Subsidiaries and such petition shall not be dismissed within 60 days; or
(i)    a final judgment or judgments for the payment of money aggregating in excess of $25,000,000 (net of insurance proceeds payable in respect thereto; provided that the applicable insurance carriers have been notified of such judgment and are not disputing liability with respect to the net amount) are rendered against one or more of the Company and its Subsidiaries and which judgments are not, within 60 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay; or
(j)    if (i) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code, (ii) a notice of intent to

Artisan Partners Holdings LP	Note Purchase Agreement

terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Company or any ERISA Affiliate that a Plan may become the subject of any such proceedings, (iii) the aggregate “amount of unfunded benefit liabilities” (within the meaning of section 4001(a)(18) of ERISA) under all Plans, determined in accordance with Title IV of ERISA, shall exceed $25,000,000, (iv) the aggregate present value of accrued benefit liabilities under all funded Non‑U.S. Plans exceeds the aggregate current value of the assets of such Non‑U.S. Plans allocable to such liabilities, (v) the Company or any ERISA Affiliate shall have incurred or is reasonably expected to incur any Material liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (vi) the Company or any ERISA Affiliate withdraws from any Multiemployer Plan, (vii) the Company or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the Company or any Subsidiary thereunder, (viii) the Company or any Subsidiary fails to administer or maintain a Non‑U.S. Plan in compliance with the requirements of any and all applicable laws, statutes, rules, regulations or court orders or any Non‑U.S. Plan is involuntarily terminated or wound up, or (ix) the Company or any Subsidiary becomes subject to the imposition of a financial penalty (which for this purpose shall mean any tax, penalty or other liability, whether by way of indemnity or otherwise) with respect to one or more Non‑U.S. Plans; and any such event or events described in clauses (i) through (ix) above, either individually or together with any other such event or events, could reasonably be expected to have a Material Adverse Effect; or
(k)    any Subsidiary Guaranty shall cease to be in full force and effect for any reason whatsoever, including, without limitation, a determination by any Governmental Authority that such Subsidiary Guaranty is invalid, void or unenforceable or any Subsidiary Guarantor which is a party to such Subsidiary Guaranty shall contest or deny in writing the validity or enforceability of any of its obligations under such Subsidiary Guaranty, but excluding any Subsidiary Guaranty which ceases to be in full force and effect in accordance with and by reason of the express provisions of Section 9.8(b).
As used in Section 11(j), the terms “employee benefit plan” and “employee welfare benefit plan” shall have the respective meanings assigned to such terms in section 3 of ERISA.

SECTION 12.	REMEDIES ON DEFAULT, ETC.
Section 12.1.    Acceleration. (a) If an Event of Default with respect to the Company described in Section 11(g) or (h) (other than an Event of Default described in clause (i) of Section 11(g) or described in clause (vi) of Section 11(g) by virtue of the fact that such clause encompasses clause (i) of Section 11(g)) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.

Artisan Partners Holdings LP	Note Purchase Agreement

(b)    If any other Event of Default has occurred and is continuing, the Required Holders may at any time at its or their option, by notice or notices to the Company, declare all the Notes then outstanding to be immediately due and payable.
(c)    If any Event of Default described in Section 11(a) or (b) has occurred and is continuing, any holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Company, declare all the Notes held by it or them to be immediately due and payable.
Upon any Notes becoming due and payable under this Section 12.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus (i) all accrued and unpaid interest thereon (including, but not limited to, interest accrued thereon at the Default Rate) and (ii) the Make-Whole Amount determined in respect of such principal amount (to the full extent permitted by applicable law), shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived. The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided for), and that the provision for payment of a Make-Whole Amount by the Company in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.
Section 12.2.    Other Remedies. If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.
Section 12.3.    Rescission. At any time after any Notes have been declared due and payable pursuant to Section 12.1(b) or (c), the Required Holders, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Notes, all principal of and Make-Whole Amount, if any, on any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and Make-Whole Amount, if any, and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the Default Rate, (b) neither the Company nor any other Person shall have paid any amounts which have become due solely by reason of such declaration, (c) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 17, and (d) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes. No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

Artisan Partners Holdings LP	Note Purchase Agreement

Section 12.4.    No Waivers or Election of Remedies, Expenses, Etc. No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies. No right, power or remedy conferred by this Agreement or by any Note upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Company under Section 15, the Company will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Section 12, including, without limitation, reasonable attorneys’ fees, expenses and disbursements.

SECTION 13.	REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES.
Section 13.1.    Registration of Notes. The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. If any holder of one or more Notes is a nominee, then (a) the name and address of the beneficial owner of such Note or Notes shall also be registered in such register as an owner and holder thereof and (b) at any such beneficial owner’s option, either such beneficial owner or its nominee may execute any amendment, waiver or consent pursuant to this Agreement. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary. The Company shall give to any holder of a Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.
Section 13.2.    Transfer and Exchange of Notes. Upon surrender of any Note to the Company at the address and to the attention of the designated officer (all as specified in Section 18(iii)) for registration of transfer or exchange (and in the case of a surrender for registration of transfer accompanied by a written instrument of transfer duly executed by the registered holder of such Note or such holder’s attorney duly authorized in writing and accompanied by the relevant name, address and other information for notices of each transferee of such Note or part thereof), within ten Business Days thereafter, the Company shall execute and deliver, at the Company’s expense (except as provided below), one or more new Notes (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Exhibit 1. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred in denominations of less than $100,000; provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note may be in a denomination of less than $100,000. Any transferee, by its

Artisan Partners Holdings LP	Note Purchase Agreement

acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representation set forth in Section 6.2.
Section 13.3.    Replacement of Notes. Upon receipt by the Company at the address and to the attention of the designated officer (all as specified in Section 18(iii)) of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and
(a)    in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, an original Purchaser or another holder of a Note with a minimum net worth of at least $50,000,000 or a Qualified Institutional Buyer, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or
(b)    in the case of mutilation, upon surrender and cancellation thereof, within ten Business Days thereafter, the Company at its own expense shall execute and deliver, in lieu thereof, a new Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

SECTION 14.	PAYMENTS ON NOTES.
Section 14.1.    Place of Payment. Subject to Section 14.2, payments of principal, Make‑Whole Amount, if any, and interest becoming due and payable on the Notes shall be made in New York, New York at the principal office of Bank of America, N.A. in such jurisdiction. The Company may at any time, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Company in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.
Section 14.2.    Home Office Payment. So long as any Purchaser or its nominee shall be the holder of any Note, and notwithstanding anything contained in Section 14.1 or in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal, Make‑Whole Amount, if any, and interest by the method and at the address specified for such purpose below such Purchaser’s name in Schedule A, or by such other method or at such other address as such Purchaser shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, such Purchaser shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 14.1. Prior to any sale or other disposition of any Note held by a Purchaser

Artisan Partners Holdings LP	Note Purchase Agreement

or its nominee, such Purchaser will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to Section 13.2. The Company will afford the benefits of this Section 14.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by a Purchaser under this Agreement and that has made the same agreement relating to such Note as the Purchasers have made in this Section 14.2.
Section 14.3.    FATCA Information. By acceptance of any Note, the holder of such Note agrees that such holder will with reasonable promptness duly complete and deliver to the Company, or to such other Person as may be reasonably requested by the Company, from time to time (a) in the case of any such holder that is a United States Person, such holder’s United States tax identification number or other Forms reasonably requested by the Company necessary to establish such holder’s status as a United States Person under FATCA and as may otherwise be necessary for the Company to comply with its obligations under FATCA and (b) in the case of any such holder that is not a United States Person, such documentation prescribed by applicable law (including as prescribed by section 1471(b)(3)(C)(i) of the Code) and such additional documentation as may be necessary for the Company to comply with its obligations under FATCA and to determine that such holder has complied with such holder’s obligations under FATCA or to determine the amount (if any) to deduct and withhold from any such payment made to such holder. Nothing in this Section 14.3 shall require any holder to provide information that is confidential or proprietary to such holder unless the Company is required to obtain such information under FATCA and, in such event, the Company shall treat any such information it receives as confidential.

SECTION 15.	EXPENSES, ETC.
Section 15.1.    Transaction Expenses. Whether or not the transactions contemplated hereby are consummated, the Company will pay (i) all reasonable costs and expenses (including reasonable attorneys’ fees of a special counsel and, if reasonably required by the Required Holders, local or other counsel) incurred by the Purchasers and each other holder of a Note in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement, any Subsidiary Guaranty or the Notes (whether or not such amendment, waiver or consent becomes effective), including, without limitation: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement, any Subsidiary Guaranty or the Notes or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement, any Subsidiary Guaranty or the Notes, or by reason of being a holder of any Note, (b) the reasonable costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Company or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby, by any Subsidiary Guaranty and by the Notes and (c) the reasonable costs and expenses incurred in connection with the initial filing of this Agreement and all related documents and financial information with the SVO provided, that such costs and expenses under this clause (c) shall not exceed $3,000 for each series of Notes. The Company will pay, and will save each Purchaser and each other holder of a Note harmless from, all claims in respect of any reasonable fees, costs or expenses, if any, of brokers and finders (other

Artisan Partners Holdings LP	Note Purchase Agreement

than those, if any, retained by a Purchaser or other holder in connection with its purchase of the Notes), (ii) any and all reasonable wire transfer fees that any bank or other financial institution deducts from any payment under such Note to such holder or otherwise charges to a holder of a Note with respect to a payment under such Note and (iii) any judgment, liability, claim, order, decree, fine, penalty, cost, fee, expense (including reasonable attorneys’ fees and expenses) or obligation resulting from the consummation of the transactions contemplated hereby, including the use of the proceeds of the Notes by the Company; provided, that the Company shall have no obligation under this clause (iii) to the extent such obligation has resulted from (A) the gross negligence or willful misconduct of a Purchaser or other holder or (B) the material breach of such Purchaser’s or other holder’s obligations hereunder.
Section 15.2.    Certain Taxes. The Company agrees to pay all stamp, documentary or similar taxes or fees which may be payable in respect of the execution and delivery or the enforcement of this Agreement or any Subsidiary Guaranty or the execution and delivery (but not the transfer) or the enforcement of any of the Notes in the United States or any other jurisdiction where a Note Party has assets or of any amendment of, or waiver or consent under or with respect to, this Agreement or any Subsidiary Guaranty or of any of the Notes, and to pay any value added tax due and payable in respect of reimbursement of costs and expenses by the Company pursuant to this Section 15, and will save each holder of a Note to the extent permitted by applicable law harmless against any loss or liability resulting from nonpayment or delay in payment of any such tax or fee required to be paid by the Company hereunder.
Section 15.3.    Survival. The obligations of the Company under this Section 15 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement, any Subsidiary Guaranty or the Notes, and the termination of this Agreement.

SECTION 16.	SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.
All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Notes, the purchase or transfer by any Purchaser of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of such Purchaser or any other holder of a Note. All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement shall be deemed representations and warranties of the Company under this Agreement. Subject to the preceding sentence, this Agreement, any Subsidiary Guaranty and the Notes embody the entire agreement and understanding between each Purchaser and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

SECTION 17.	AMENDMENT AND WAIVER.
Section 17.1.    Requirements. This Agreement and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), with

Artisan Partners Holdings LP	Note Purchase Agreement

(and only with) the written consent of the Company and the Required Holders, except that (a) no amendment or waiver of any of the provisions of Section 1, 2, 3, 4, 5, 6 or 21 hereof, or any defined term (as it is used therein), will be effective as to any Purchaser unless consented to by such Purchaser in writing, and (b) no such amendment or waiver may, without the written consent of the holder of each Note at the time outstanding affected thereby, (i) subject to the provisions of Section 12 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of interest or of the Make‑Whole Amount on, the Notes, (ii) change the percentage of the principal amount of the Notes the holders of which are required to consent to any such amendment or waiver, or (iii) amend any of Sections 8, 11(a), 11(b), 12, 17 or 20. A Subsidiary Guaranty may be amended in accordance with the terms thereof.
Section 17.2.    Solicitation of Holders of Notes.
(a)    Solicitation. The Company will provide each holder of the Notes (irrespective of the amount of Notes then owned by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 17 to each holder of outstanding Notes promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.
(b)    Payment. The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security or provide other credit support, to any holder of Notes as consideration for or as an inducement to the entering into by any holder of Notes of any waiver or amendment of any of the terms and provisions hereof unless such remuneration is concurrently paid, or security is concurrently granted or other credit support concurrently provided, on the same terms, ratably to each holder of Notes then outstanding even if such holder did not consent to such waiver or amendment.
(c)    Consent in Contemplation of Transfer. Any consent made pursuant to this Section 17.2 by the holder of any Note that has transferred or has agreed to transfer such Note to the Company, any Subsidiary or any Affiliate of the Company and has provided or has agreed to provide such written consent as a condition to such transfer shall be void and of no force or effect except solely as to such holder, and any amendments effected or waivers granted or to be effected or granted that would not have been or would not be so effected or granted but for such consent (and the consents of all other holders of Notes that were acquired under the same or similar conditions) shall be void and of no force or effect except solely as to such transferring holder.
Section 17.3.    Binding Effect, Etc. Any amendment or waiver consented to as provided in this Section 17 applies equally to all holders of Notes and is binding upon them and upon each future holder

Artisan Partners Holdings LP	Note Purchase Agreement

of any Note and upon the Company without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Company and the holder of any Note nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of such Note. As used herein, the term “this Agreement” and references thereto shall mean this Agreement (including all schedules and exhibits hereto) as it may from time to time be amended or supplemented.
Section 17.4.    Notes Held by Company, Etc. Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement or the Notes, or have directed the taking of any action provided herein or in the Notes to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Company or any of its Affiliates shall be deemed not to be outstanding.

SECTION 18.	NOTICES.
All notices and communications provided for hereunder shall be in writing and (a) sent by telefacsimile or electronic mail or posted to the Company’s electronic data room if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (b) sent by registered or certified mail with return receipt requested (postage prepaid), or (c) sent by a recognized overnight delivery service (with charges prepaid). Any such notice must be sent:
(i)    if to any Purchaser or its nominee, to such Purchaser or nominee at the address specified for such communications in Schedule A, or at such other address as such Purchaser or nominee shall have specified to the Company in writing,
(ii)    if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company in writing, or
(iii)    if to the Company, to the Company at its address set forth at the beginning hereof to the attention of the General Partner, or at such other address as the Company shall have specified to the holder of each Note in writing.
Notices under this Section 18 will be deemed given only when actually received.

SECTION 19.	REPRODUCTION OF DOCUMENTS.
This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by any Purchaser at the Closing (except the Notes themselves), and (c) financial statements, certificates and other information

Artisan Partners Holdings LP	Note Purchase Agreement

previously or hereafter furnished to any Purchaser, may be reproduced by such Purchaser by any photographic, photostatic, electronic, digital or other similar process and such Purchaser may destroy any original document so reproduced. The Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such Purchaser in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 19 shall not prohibit the Company or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

SECTION 20.	CONFIDENTIAL INFORMATION.
For the purposes of this Section 20, “Confidential Information” means information delivered or made available to any Purchaser by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement; provided that such term does not include information that (a) was publicly known or otherwise known to such Purchaser prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such Purchaser or any Person acting on such Purchaser’s behalf, (c) otherwise becomes known to such Purchaser other than through disclosure by the Company or any Subsidiary or (d) constitutes financial statements delivered to such Purchaser under Section 7.1 that are otherwise publicly available. Each Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by such Purchaser in good faith to protect confidential information of third parties delivered to such Purchaser; provided that such Purchaser may deliver or disclose Confidential Information to (i) its directors, trustees, officers, employees, agents, attorneys and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by its Notes), (ii) its financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 20, (iii) any other holder of any Note, (iv) any Institutional Investor to which it sells or offers to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (v) any Person from which it offers to purchase any security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (vi) any federal or state regulatory authority having jurisdiction over such Purchaser, (vii) the NAIC or the SVO or, in each case, any similar organization, or any nationally recognized rating agency that requires access to information about such Purchaser’s investment portfolio or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to such Purchaser, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which such Purchaser is a party, provided, that such Purchaser will use reasonable efforts to give the Company prior notice of such disclosure and will not object to the Company’s efforts to obtain confidential treatment of the disclosed information in any such proceeding, provided, further, that any failure to give such notice shall not result in any liability to such Purchaser, or

Artisan Partners Holdings LP	Note Purchase Agreement

(z) if an Event of Default has occurred and is continuing, to the extent such Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under such Purchaser’s Notes and this Agreement. Notwithstanding the foregoing proviso, each Purchaser will maintain the confidentiality of all projected and pro forma financial information contained in the Disclosure Documents and, consistent with its ethical wall procedures adopted by such Purchaser, will not disclose such information to any officer, employee, agent or affiliate of Purchaser responsible for making equity investment decisions with respect to Artisan Partners Asset Management Inc. currently or in the future. Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 20 as though it were a party to this Agreement. On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying the provisions of this Section 20.
In the event that as a condition to receiving access to information relating to the Company or its Subsidiaries in connection with the transactions contemplated by or otherwise pursuant to this Agreement, any Purchaser or holder of a Note is required to agree to a confidentiality undertaking (whether through IntraLinks, another secure website, a secure virtual workspace or otherwise) which is different from this Section 20, this Section 20 shall not be amended thereby and, as between such Purchaser or such holder and the Company, this Section 20 shall supersede any such other confidentiality undertaking.

SECTION 21.	SUBSTITUTION OF PURCHASER.
Each Purchaser shall have the right to substitute any one of its Affiliates as the purchaser of the Notes that it has agreed to purchase hereunder, by written notice to the Company, which notice shall be signed by both such Purchaser and such Affiliate, shall contain such Affiliate’s agreement to be bound by this Agreement and shall contain a confirmation by such Affiliate of the accuracy with respect to it of the representations set forth in Section 6. Upon receipt of such notice, any reference to such Purchaser in this Agreement (other than in this Section 21) shall be deemed to refer to such Affiliate in lieu of such original Purchaser. In the event that such Affiliate is so substituted as a Purchaser hereunder and such Affiliate thereafter transfers to such original Purchaser all of the Notes then held by such Affiliate, upon receipt by the Company of notice of such transfer, any reference to such Affiliate as a “Purchaser” in this Agreement (other than in this Section 21) shall no longer be deemed to refer to such Affiliate, but shall refer to such original Purchaser, and such original Purchaser shall again have all the rights of an original holder of the Notes under this Agreement.

SECTION 22.	MISCELLANEOUS.
Section 22.1.    Successors and Assigns. All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective

Artisan Partners Holdings LP	Note Purchase Agreement

successors and assigns (including, without limitation, any subsequent holder of a Note) whether so expressed or not.
Section 22.2.    Payments Due on Non-Business Days. Anything in this Agreement or the Notes to the contrary notwithstanding (but without limiting the requirement in Section 8.4 that the notice of any optional prepayment specify a Business Day as the date fixed for such prepayment), any payment of principal of or Make‑Whole Amount or interest on any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day; provided that if the maturity date of any Note is a date other than a Business Day, the payment otherwise due on such maturity date shall be made on the next succeeding Business Day and shall include the additional days elapsed in the computation of interest payable on such next succeeding Business Day.
Section 22.3.    Accounting Terms. (a) Except as otherwise specifically provided herein, all accounting terms used herein have the meanings respectively given to them in accordance with GAAP, as in effect from time to time. Except as otherwise specifically provided herein, (i) all computations made pursuant to this Agreement shall be made in accordance with GAAP and (ii) all financial statements shall be prepared in accordance with GAAP, as in effect from time to time.
(b)    For purposes of determining compliance with the financial covenants contained in this Agreement, any election by the Company to measure an item of Indebtedness using fair value (as permitted by Accounting Standard Codification Topic No. 825‑10‑25 – Fair Value Option or any similar accounting standard) shall be disregarded and such determination shall be made as if such election had not been made.
(c)    Each of the holders of the Notes by its acceptance thereof understands and agrees with the Company that in the event that a change in GAAP, or its application to the Company or its Subsidiaries, occurs which is the sole cause of a change in any of the calculations contemplated by this Agreement, including without limitation, calculations with regard to the covenants contained in Section 10 hereof, then and in such event, if the Company or Required Holders so request, the holders and the Company shall undertake in good faith to amend any affected provisions of this Agreement so as to preserve the original intent and purpose thereof and to accommodate such change in GAAP or its application and to enter into an amendment hereof to reflect the same, such amendment to be in form and substance satisfactory to the Company and the Required Holders.
(d)    In the event that a change in GAAP or its application to the Company or its Subsidiaries is the sole cause of the Company violating any of the covenants contained in Section 10 hereof or causes a Default or Event of Default to occur, at a time when no other Default or Event of Default exists, then and in such event, anything in this Agreement to the contrary notwithstanding, no Default or Event of Default will be caused by such change in GAAP or its application and the Company and the holders of the Notes shall, notwithstanding anything in Section 11 to the contrary, proceed in accordance with the following procedures:

Artisan Partners Holdings LP	Note Purchase Agreement

(i)    the Company shall, within 15 days of the occurrence of the event which would otherwise be treated as a Default or an Event of Default due to a change in GAAP or its application, prepare and deliver to each holder of the Notes and to their special counsel a proposed form of amendment;
(ii)    the holders of the Notes shall, within 30 days of receipt of the Company’s proposed form of amendment, deliver to the Company their collective response to the Company’s proposed amendment;
(iii)    for the remainder of the 90-day period following the event, the parties shall negotiate in good faith toward the execution of the amendment contemplated by this Section 22.3(c);
(iv)    in the event the parties are unable to come to an agreement on the form and substance of the amendment during such 90‑day period, the Company’s compliance with such covenant shall be determined on the basis of GAAP as in effect and applied immediately before the relevant change became effective, until such covenant is amended in a manner satisfactory to the Company and the Required Holders; and
(v)    following the effective date of the relevant change, each set of financial statements delivered to holders of Notes pursuant to Section 7.1(a) or (b) shall include detailed reconciliations reasonably satisfactory to the Required Holders as to the effect of such change in GAAP.
Section 22.4.    Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.
Section 22.5.    Construction, Etc. Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.
For the avoidance of doubt, all Schedules and Exhibits attached to this Agreement shall be deemed to be a part hereof.
Section 22.6.    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each

Artisan Partners Holdings LP	Note Purchase Agreement

counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.
Section 22.7.    Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York, excluding choice‑of‑law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.
Section 22.8.    Jurisdiction and Process; Waiver of Jury Trial. (a) The Company irrevocably submits to the non‑exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Agreement or the Notes. To the fullest extent permitted by applicable law, the Company irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.
(b)    The Company consents to process being served by or on behalf of any holder of Notes in any suit, action or proceeding of the nature referred to in Section 22.8(a) by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, return receipt requested, to it at its address specified in Section 18 or at such other address of which such holder shall then have been notified pursuant to said Section. The Company agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it. Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.
(c)    Nothing in this Section 22.8 shall affect the right of any holder of a Note to serve process in any manner permitted by law, or limit any right that the holders of any of the Notes may have to bring proceedings against the Company in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.
(d)    THE PARTIES HERETO HEREBY WAIVE TRIAL BY JURY IN ANY ACTION BROUGHT ON OR WITH RESPECT TO THIS AGREEMENT, THE NOTES OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION HEREWITH OR THEREWITH.
*     *     *     *     *

Artisan Partners Holdings LP	Note Purchase Agreement

If you are in agreement with the foregoing, please sign the form of agreement on a counterpart of this Agreement and return it to the Company, whereupon this Agreement shall become a binding agreement between you and the Company.

Very truly yours,

ARTISAN PARTNERS HOLDINGS LP

By: Artisan Partners Asset Management Inc., as General Partner

By /s/ Charles J. Daley, Jr.
Name: Charles J. Daley, Jr.
Title: Executive Vice President, Chief Financial Officer and Treasurer

Artisan Partners Holdings LP	Note Purchase Agreement

This Agreement is hereby accepted and agreed to as of the date thereof.

AMERICAN REPUBLIC INSURANCE COMPANY
BLUE CROSS AND BLUE SHIELD OF FLORIDA, INC.
CATHOLIC UNITED FINANCIAL
CINCINNATI LIFE INSURANCE COMPANY
DEARBORN NATIONAL LIFE INSURANCE COMPANY
FARM BUREAU LIFE INSURANCE COMPANY OF MICHIGAN
MINNESOTA LIFE INSURANCE COMPANY
POLISH NATIONAL ALLIANCE OF THE U.S. OF N.A.
THE MUTUAL SAVINGS LIFE INSURANCE COMPANY
UNITEDHEALTHCARE INSURANCE COMPANY
UNITED INSURANCE COMPANY OF AMERICA
UNITY FINANCIAL LIFE INSURANCE COMPANY

By: Advantus Capital Management, Inc.

By /s/ Robert G. Diedrich
Name: Robert G. Diedrich
Title: Vice President

Artisan Partners Holdings LP	Note Purchase Agreement

This Agreement is hereby accepted and agreed to as of the date thereof.

UNITED OF OMAHA LIFE INSURANCE COMPANY

By /s/ Lee Martin
Name: Lee Martin
Title: Vice President

COMPANION LIFE INSURANCE COMPANY

By /s/ Lee Martin
Name: Lee Martin
Title: An Authorized Signer

Artisan Partners Holdings LP	Note Purchase Agreement

This Agreement is hereby accepted and agreed to as of the date thereof.

THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY

By: Northwestern Mutual Investment Management Company, LLC, its investment adviser

By /s/ Michael H. Leske
Name: Michael H. Leske
Its: Managing Director

THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY
For its Group Annuity Separate Account

By /s/ Michael H. Leske
Name: Michael H. Leske
Its: Authorized Representative

DEFINED TERMS
As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:
“Acquiring Person” is defined in Section 10.4(c).
“Additional Covenants” is defined in Section 9.9.
“Adjusted Interest Rate” is defined in Section 1.2(e).
“Affiliate” means, at any time, and with respect to any Person, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Company.
“Agreement” is defined in Section 1.
“Amended Credit Facility” is defined in Section 9.9.
“Anti‑Corruption Laws” means any law or regulation in a U.S. or any non‑U.S. jurisdiction regarding bribery or any other corrupt activity, including the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010.
“Anti‑Money Laundering Laws” means any law or regulation in a U.S. or any non‑U.S. jurisdiction regarding money laundering, drug trafficking, terrorist‑related activities or other money laundering predicate crimes, including the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act) and the USA PATRIOT Act.
“Artisan GP Entity” means Artisan Investments GP LLC, a Delaware limited liability company and the General Partner of Artisan Partners LP.
“Artisan Investment Corporation” means Artisan Investment Corporation or any successor entity thereto that is Controlled by Andrew A. Ziegler and Carlene M. Ziegler.
“Artisan Partners LP” means Artisan Partners Limited Partnership, a Delaware limited partnership.
“Artisan Partners Asset Management Inc.” means a Delaware corporation and the General Partner of the Company or any successor entity that is an Affiliate and a public company regardless of the legal name of any such entity.

Exhibit 4.4(a)
(to Note Purchase Agreement)

Artisan Partners Holdings LP	Note Purchase Agreement

“ASC 810” means Accounting Standards Codification Topic 810, Consolidation, as such standard relates to the consolidation of variable interest entities.
“ASC 842” means Accounting Standards Codification Topic 842, Leases.
“Bank Credit Agreement” means that certain Five Year Revolving Credit Agreement dated as of August 16, 2017 between the Company as borrower, the lenders named therein and Citibank, N.A. as administrative agent, as amended, modified, extended, renewed, replaced or refinanced from time to time.
“Below Investment Grade Event” is defined in Section 1.2(f).
“Blocked Person” means (a) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by OFAC, (b) a Person, entity, organization, country or regime that is blocked or a target of sanctions that have been imposed under U.S. Economic Sanctions Laws or (c) a Person that is an agent, department or instrumentality of, or is otherwise beneficially owned by, controlled by or acting on behalf of, directly or indirectly, any Person, entity, organization, country or regime described in clause (a) or (b).
“Business Day” means (a) for the purposes of Section 8.7 only, any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are required or authorized to be closed, and (b) for the purposes of any other provision of this Agreement, any day other than a Saturday, a Sunday or a day on which commercial banks in Milwaukee, Wisconsin or New York, New York are required or authorized to be closed.
“Class A Limited Partners” means, at any time those Persons whose investment in the Company is designated as Class A common units, pursuant to the Partnership Agreement at such time.
“Class B Limited Partners” means, at any time those Persons whose investment in the Company is designated as Class B common units, pursuant to the Partnership Agreement at such time.
“Class D Limited Partners” means, at any time those Persons whose investment in the Company is designated as Class D common units, pursuant to the Partnership Agreement at such time.
“Closing” is defined in Section 3.
“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.
“Company” means Artisan Partners Holdings LP, a Delaware limited partnership, or any successor that becomes such in the manner prescribed in Section 10.4.
“Confidential Information” is defined in Section 20.

2

Artisan Partners Holdings LP	Note Purchase Agreement

“Consolidated EBITDA” means, with respect to any period, Consolidated Net Income for such period, plus
(a)    without duplication and to the extent deducted in calculating such Consolidated Net Income, the sum of (i) Consolidated Interest Expense for such period, (ii) provision for taxes based on income, profits or capital of the Company, including state, local, city or franchise and similar taxes (including payroll taxes paid by employers that are based on the income of the Company or the Subsidiaries), for such period, (iii) consolidated depreciation expense and amortization expense for such period, (iv) any extraordinary or nonrecurring charges for such period, (v) nonrecurring charges or expenses related to the Bank Credit Agreement or the issuance of the Notes, (vi) any non‑cash compensation expense (including any mark‑to‑market losses) resulting from any grant of Equity Interests of the Company or its subsidiaries pursuant to a Grant Agreement or resulting from the application of Financial Accounting Standards Board Accounting Standards Codification Topic 718 Compensation―Stock Compensation, (vii) distributions by an Equity Participation Subsidiary, to the extent such distributions are required to be accounted for as expense under GAAP, (viii) mark-to-market expenses on Deferred Compensation Obligations, to the extent such expense are offset by investment gains on Deferred Compensation Assets, (ix) all other non‑cash charges and non-cash expenses of the Company or its subsidiaries (excluding any such non‑cash charge or expense to the extent that it represents an accrual of or reserve for cash expenditures in any future period) and (x) any realized or unrealized losses on investments; and
minus
(b)    without duplication and to the extent included in determining such Consolidated Net Income, (i) any extraordinary gains for such period, (ii) any non-cash items of income for such period (other than accruals of revenue in the ordinary course of business), including any mark‑to‑market gains on Equity Interests of the Company or its subsidiaries granted pursuant to a Grant Agreement or resulting from the application of Financial Accounting Standards Board Accounting Standards Codification Topic 718 Compensation—Stock Compensation, (iii) mark-to-market gains on Deferred Compensation Obligations, to the extent such gains are offset by investment losses on Deferred Compensation Assets, and (iv) any realized or unrealized gain on investments.
“Consolidated Interest Expense” means, with respect to any period, (a) in the calculation of Consolidated EBITDA, the total interest expense of the Company and the Subsidiaries on a consolidated basis for such period, and (b) in the calculation of Interest Coverage Ratio, the total cash interest expense of the Company and the Subsidiaries on a consolidated basis for such period, in each case determined in accordance with GAAP; provided that, to the extent otherwise included pursuant to clauses (a) and (b), there shall be excluded, for the avoidance of doubt, amounts attributable (x) to obligations of, or payments made by, Investment Vehicles and (y) interest associated with ASC 842.

3

Artisan Partners Holdings LP	Note Purchase Agreement

“Consolidated Net Income” means, with respect to any period, the net income of the Company and its subsidiaries on a consolidated basis for such period, determined in accordance with GAAP; provided that there shall be excluded (a) the income or loss of any Person in which any other Person (other than the Company or any Wholly‑owned Subsidiary or any director holding qualifying shares in compliance with applicable law) owns an Equity Interest or, for the avoidance of doubt, of any Investment Vehicle, except to the extent such income or loss is attributed to the interest therein of the Company, any of the Wholly‑Owned Subsidiaries or non-controlling interests in any Equity Participation Subsidiaries during such period and (b) adjustments to net income attributable to the early extinguishment of debt, swaps or derivatives.
“Consolidated Total Assets” means as of the date of any determination thereof all assets of the Company and its Subsidiaries in the amount that would be reflected on a balance sheet of the Company and the Subsidiaries prepared on a consolidated basis as of such date in accordance with GAAP; provided that there shall be excluded, for the avoidance of doubt, (i) assets attributable to Investment Vehicles and (ii) Deferred Compensation Assets.
“Consolidated Total Indebtedness” means, as of any date, the aggregate amount of all Indebtedness of the Company and the Subsidiaries outstanding as of such date, in the amount that would be reflected on a balance sheet of the Company and the Subsidiaries prepared on a consolidated basis as of such date in accordance with GAAP; provided that, to the extent otherwise included, Consolidated Total Indebtedness shall exclude (i) all Investment Vehicle Indebtedness and (ii) Deferred Compensation Obligations to the extent Deferred Compensation Assets are held to pay such Deferred Compensation Obligations as they come due.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether as general partner or through the ownership of voting securities, by contract or otherwise; and the terms “Controlled” and “Controlling” shall have meanings correlative to the foregoing.
“Controlled Entity” means (a) any of the Subsidiaries of the Company and any of their or the Company’s respective Controlled Affiliates and (b) if the Company has a parent company, such parent company and its Controlled Affiliates.
“DBRS” means Dominion Bond Rating Service, Ltd. or its successors or assigns.
“Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.
“Default Rate” means, with respect to any series of Notes, that rate of interest that is the greater of (i) 2% per annum above the rate of interest then in effect on the Notes of such series or (ii) 2% over the rate of interest publicly announced by Bank of America, N.A. in New York, New York as its “base” or “prime” rate.

4

Artisan Partners Holdings LP	Note Purchase Agreement

“Deferred Compensation Assets” means assets included in a trust established by the Company or a subsidiary or assets otherwise so designated by a Senior Financial Officer, in each case, to pay Deferred Compensation Obligations as they come due.
“Deferred Compensation Obligations” means deferred compensation obligations of the Company or a subsidiary owed to a current of former employee or partner.
“Disclosure Documents” is defined in Section 5.3.
“Electronic Delivery” is defined in Section 7.1(a).
“Environmental Laws” means any and all federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to Hazardous Materials.
“Equity Interests” means shares of capital stock, partnership interests, membership interests in limited liability companies, beneficial interests in trusts or other equity ownership interests in any Person. For the avoidance of doubt, contingent value rights shall not be considered “Equity Interests” for purposes of this definition.
“Equity Participation Subsidiary Transaction” means any transaction or series of transactions whereby (a) the Company contributes its limited partnership interests in Artisan Partners LP to one or more Equity Participation Subsidiaries in exchange for 100% of the limited partnership interests of any such Equity Participation Subsidiaries, (b) the Company or any wholly-owned subsidiary becomes the general partner of such Equity Participation Subsidiary, and (c) each Equity Participation Subsidiary issues limited partnership interests in such Equity Participation Subsidiary to certain employees or partners of the Company or its subsidiaries.
“Equity Participation Subsidiary” means a Subsidiary of the Company which is a limited partnership where
(i)    the Company or any wholly-owned subsidiary is the sole general partner; and
(ii)    the only limited partners of such Equity Participation Subsidiary other than the Company, if any, are current or former employees or partners of the Company or any subsidiary.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer together with the Company under section 414 of the Code.

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Artisan Partners Holdings LP	Note Purchase Agreement

“Event of Default” is defined in Section 11.
“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.
“Existing Credit Facility” is defined in Section 9.9.
“Existing Note Purchase Agreement” means that certain note purchase agreement dated as of August 16, 2012 among the Company and the purchasers named in schedule A thereto.
“FATCA” means (a) sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), together with any current or future regulations or official interpretations thereof, (b) any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the United States of America and any other jurisdiction, which (in either case) facilitates the implementation of the foregoing clause (a), and (c) any agreements entered into pursuant to section 1471(b)(1) of the Code.
“Finance Lease Obligations” of any Person means the obligations of such person under any lease that meets the criteria of a finance lease (as defined by ASC 842) and would be capitalized on a balance sheet of such person prepared in accordance with GAAP, and the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.
“Fitch” means Fitch Ratings Service, or its successors or assigns.
“Form 10‑K” is defined in Section 7.1(b).
“Form 10‑Q” is defined in Section 7.1(a).
“GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America, applied on a consistent basis.
“General Partner” means Artisan Partners Asset Management Inc. or any Permitted General Partner, acting as the general partner of the Company pursuant to the Partnership Agreement.
“Governmental Authority” means
(a)    the government of
(i)    the United States of America or any State or other political subdivision thereof, or

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Artisan Partners Holdings LP	Note Purchase Agreement

(ii)    any other jurisdiction in which the Company or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company or any Subsidiary, or
(b)    any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.
“Grant Agreement” means any agreement, now existing or entered into after the date of the Closing, in any case, between the Company or any of its subsidiaries, on the one hand, and an employee, partner or service provider, on the other hand, granting such person an Equity Interest in the Company or any of its subsidiaries.
“Guaranty” means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any Indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such Person:
(a)    to purchase such Indebtedness or obligation or any property constituting security therefor;
(b)    to advance or supply funds (i) for the purchase or payment of such Indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such Indebtedness or obligation;
(c)    to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such Indebtedness or obligation of the ability of any other Person to make payment of the Indebtedness or obligation; or
(d)    otherwise to assure the owner of such Indebtedness or obligation against loss in respect thereof.
In any computation of the Indebtedness or other liabilities of the obligor under any Guaranty, the Indebtedness or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor.
“Hazardous Materials” means any and all pollutants, toxic or hazardous wastes or any other substances, including all substances listed in or regulated in any Environmental law that might pose a hazard to health and safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage, or filtration of which is or shall be restricted, regulated, prohibited or penalized by any applicable law including, but not limited to, asbestos, urea formaldehyde foam

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Artisan Partners Holdings LP	Note Purchase Agreement

insulation, polychlorinated biphenyls, petroleum, petroleum products, lead based paint, radon gas or similar restricted, prohibited or penalized substances.
“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.
“holder” means, with respect to any Note, the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 13.1.
“Indebtedness” of any Person means, without duplication:
(a)    all indebtedness of such Person (i) for the payment of borrowed money or (ii) evidenced by bonds, notes, debentures, loan agreements, credit agreements or similar instruments or agreements;
(b)    all Finance Lease Obligations of such Person;
(c)    all obligations of such Person to pay the deferred purchase price of property or services (excluding current accounts payable and accrued expenses incurred in the ordinary course of business);
(d)    all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person;
(e)    all Indebtedness of others secured by a Lien on any assets of such Person, whether or not such Indebtedness is assumed by such Person;
(f)    all obligations in respect of letters of credit (if drawn or supporting obligations that constitute Indebtedness) and bankers’ acceptances; and
(g)    all Guarantees of payment or collection of any obligation described in clauses (a), (b), (c), (d), (e) and (f) above of any other Person.
The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. Notwithstanding the foregoing, “Indebtedness” shall not include amounts characterized under GAAP as capital contributions by the Company or a Subsidiary to a Subsidiary or an Affiliate, notwithstanding that such amounts may be subject to a clawback or other recoupment provision in any transfer pricing arrangement or agreement that governs the allocation of profits among them for purposes of income taxation in the countries in which they operate. For the avoidance of doubt, “Indebtedness” shall not include (i) any amounts

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Artisan Partners Holdings LP	Note Purchase Agreement

characterized as liabilities under GAAP that relate to or result from the issuance or grant of Equity Interests in the Company or its Subsidiaries; provided that neither the Company nor any Subsidiary is obligated to redeem such Equity Interests for cash, or (ii) any lease obligations recorded as liabilities pursuant to ASC 842 that do not meet the definition of a Finance Lease Obligation.
“Initial Subsidiary Guarantor” is defined in Section 2.2
“Institutional Investor” means (a) any Purchaser, (b) any holder of a Note holding (together with one or more of its affiliates) more than 5% of the aggregate principal amount of the Notes then outstanding, (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form, and (d) any Related Fund of any holder of any Note.
“Interest Coverage Ratio” means, for any period, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Interest Expense for such period.
“Investment” by any Person in any other Person means (a) any direct or indirect loan, advance or other extension of credit or capital contribution to or for the account of such other Person (by means of any transfer of cash or other property to any Person or any payment for property or services for the account or use of any Person, or otherwise), (b) any direct or indirect purchase or other acquisition of any Equity Interest, bond, note, debenture or other debt or equity security or evidence of Indebtedness, or any other ownership interest (including, any option, warrant or any other right to acquire any of the foregoing), issued by such other Person, whether or not such acquisition is from such or any other Person, (c) without duplication, any direct or indirect payment by such Person on a Guaranty of any obligation of or for the account of such other Person or any direct or indirect issuance by such Person of such a Guaranty or (d) any other investment of cash or other property by such Person in or for the account of such other Person.
“Investment Grade” means in respect of the Notes a rating of (a) “BBB‑” or better by S&P, (b) “Baa3” or better by Moody’s, (c) “BBB‑” or better by Fitch, (d) “BBB low” or better by DBRS or (e) “BBB-” or better by Kroll.
“Investment Vehicle” means any entity, fund (including feeder funds) or account the purpose or function of which is to develop or maintain an investment strategy; provided that the Company or a Subsidiary serves as investment adviser for such investment entity, fund or strategy, or as general partner, sponsor, distributor, promoter, managing member or other similar role of such entity, fund or account.
“Investment Vehicle Indebtedness” means the Indebtedness of any Investment Vehicle that is limited in recourse solely to the assets of such Investment Vehicle.
“Investor Presentation” is defined in Section 5.3.

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Artisan Partners Holdings LP	Note Purchase Agreement

“Kroll” means Kroll Bond Rating Agency, Inc. and its successors and assigns.
“Leverage Ratio” means, on any date, the ratio of (a) Consolidated Total Indebtedness as of such date to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters of the Company most recently ended on or prior to such date.
“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset.
“Make-Whole Amount” is defined in Section 8.7.
“Material” means material in relation to the business, operations, affairs, financial condition, assets, properties, or prospects of the Company and its Subsidiaries taken as a whole.
“Material Adverse Effect” means a material adverse effect on (a) the business, operations, affairs, financial condition, assets, or properties of the Company and its Subsidiaries taken as a whole, or (b) the ability of the Company and the Subsidiary Guarantors, taken as a whole, to perform their obligations under this Agreement and the Notes, or (c) the validity or enforceability of this Agreement or the Notes.
“Moody’s” means Moody’s Investors Service, Inc. or its successors or assigns.
“Multiemployer Plan” means any Plan that is a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA).
“NAIC” means the National Association of Insurance Commissioners or any successor thereto.
“Net Proceeds” means, with respect to any event, (a) the cash (which term, for purposes of this definition, shall include proceeds in substantially equivalent form) proceeds received in respect of such event net of (b) all fees and out-of-pocket expenses accrued and payable in connection with such event by the Company, its General Partner and the Subsidiaries to Persons that are not Affiliates of the Company, its General Partner or any Subsidiary.
“New Credit Facility” is defined in Section 9.9.
“Non‑U.S. Plan” means any plan, fund or other similar program that (a) is established or maintained outside the United States of America by the Company or any Subsidiary primarily for the benefit of employees of the Company or one or more Subsidiaries residing outside the United States of America, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and (b) is not subject to ERISA or the Code.
“Note Party” means each of the Company and the Subsidiary Guarantors.

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Artisan Partners Holdings LP	Note Purchase Agreement

“Notes” is defined in Section 1.
“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury
“OFAC Sanctions Program” means any economic or trade sanction that OFAC is responsible for administering and enforcing. A list of OFAC Sanctions Programs may be found at http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx.
“Officer’s Certificate” means a certificate of a Senior Financial Officer or of any other officer of the Company whose responsibilities extend to the subject matter of such certificate.
“Partnership Agreement” means the Fifth Amended and Restated Agreement of Limited Partnership of the Company, which may be amended and/or restated from time to time in accordance with Section 10.8.
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.
“Permitted Encumbrances” means:
(a)    Liens imposed by law for taxes, assessments, or other governmental charges or levies that are not overdue for more than 30 days, are being contested in compliance with Section 9.1, or, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect;
(b)    carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlord’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 9.1;
(c)    pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or similar regulations;
(d)    deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature and for contested taxes and import duties, in each case in the ordinary course of business;
(e)    judgment liens in respect of judgments that do not constitute an Event of Default under Section 11;

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Artisan Partners Holdings LP	Note Purchase Agreement

(f)    easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Company or any Subsidiary;
(g)    leases, subleases, licenses and sublicenses granted to others in the ordinary course of business; and
(h)    Liens in favor of customs and revenue authorities arising as a matter of law;
provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.
“Permitted General Partner” means any direct or indirect wholly owned subsidiary of Artisan Partners Asset Management Inc.
“Permitted Owners” means (i) Artisan Investment Corporation (or any successor entity thereto that is Controlled by Andrew A. Ziegler and Carlene M. Ziegler), (ii) employees of the Company and its Controlled Affiliates and (iii) those Persons who as of the date of the Closing are the Class A Limited Partners, the Class B Limited Partners, and the Class D Limited Partners (excluding in the case of this clause (iii), any investors (who are not otherwise Permitted Owners) in venture capital funds or private equity funds that held Class A Limited Partner interests or Class D Limited Partner interests on the date of the Closing).
“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, business entity or Governmental Authority.
“Plan” means an “employee benefit plan” (as defined in section 3(3) of ERISA) subject to Title I of ERISA that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability.
“Priority Indebtedness” means, without duplication, (a) all Indebtedness secured by Liens incurred pursuant to Section 10.3(i) and (b) all Indebtedness of any Subsidiary (other than (i) Indebtedness of any Subsidiary owed to the Company or any other Wholly‑owned Subsidiary, (ii) Indebtedness of any Subsidiary existing on the date of the Closing and described on Schedule 5.15, (iii) Indebtedness of any Subsidiary Guarantor and (iv) Deferred Compensation Obligations to the extent Deferred Compensation Assets are held to pay such Deferred Compensation Obligations as they come due).
“property” or “properties” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.

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Artisan Partners Holdings LP	Note Purchase Agreement

“Proposed Put Prepayment Date” is defined in Section 8.8.
“PTE” is defined in Section 6.2(a).
“Public Offering” has the meaning assigned to such term in the definition of the term “Reorganization.”
“Purchaser” is defined in the first paragraph of this Agreement.
“QPAM Exemption” means Prohibited Transaction Class Exemption 84‑14 issued by the United States Department of Labor.
“Qualified Institutional Buyer” means any Person who is a “qualified institutional buyer” within the meaning of such term as set forth in Rule 144A(a)(1) under the Securities Act.
“Rating Agency” means any of S&P, Moody’s, Fitch, DBRS or Kroll.
“Related Fund” means, with respect to any holder of any Note, any fund or entity that (i) invests in Securities or bank loans, and (ii) is advised or managed by such holder, the same investment adviser as such holder or by an affiliate of such holder or such investment adviser.
“Reorganization” means the series of transactions pursuant to which (a) Artisan Partners Asset Management Inc. replaced Artisan Investment Corporation as the general partner of the Company, (b) shares of common stock of Artisan Partners Asset Management Inc. were offered and issued to the public for cash (the “Public Offering”) and (c) the Net Proceeds of such Public Offering were contributed to the Company and 100% of the general partnership units of the Company were issued to Artisan Partners Asset Management Inc. in exchange and (d) that (i) immediately following the Reorganization, the Persons described in clause (b) of the definition of “Permitted Owners” owned, directly or through wholly owned entities, Equity Interests in Artisan Partners Asset Management Inc. representing at least a majority of the aggregate voting power represented by all issued and outstanding Equity Interests in Artisan Partners Asset Management Inc., (ii) the holders of the Notes issued under the Existing Note Purchase Agreement received a certificate, dated the Reorganization Date and signed by a Responsible Officer of the Company, confirming that, at the time of and immediately after giving effect to such transactions on the Reorganization Date, (x) the representations and warranties set forth in Sections 5.1, 5.2, 5.6 and 5.7 of the Existing Note Purchase Agreement were true and correct in all material respects, except to the extent such representations and warranties expressly related to an earlier date and (y) no Default or Event of Default existed and (iii) the holders of the Notes issued under the Existing Note Purchase Agreement received from the Company the final form of the amended and restated agreement of limited partnership of the Company, as amended and restated in connection with the Reorganization, which agreement was or was deemed to be reasonably satisfactory to the administrative agent for the lenders under the Bank Credit Agreement.
“Reorganization Date” means the date on which the Reorganization became effective.

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Artisan Partners Holdings LP	Note Purchase Agreement

“Required Holders” means, at any time, the holders of more than 55% in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Company or any of its Affiliates).
“Responsible Officer” means any Senior Financial Officer and any other officer of the Company or the General Partner of the Company with responsibility for the administration of the relevant portion of this Agreement.
“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest in the Company or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in the Company or of any option, warrant or other right to acquire any such Equity Interests in the Company.
“S&P” means Standard & Poor’s Rating Services, a division of The McGraw‑Hill Company, or its successors or assigns.
“SEC” shall mean the Securities and Exchange Commission of the United States, or any successor thereto.
“Securities” or “Security” shall have the same meaning as in Section 2(1) of the Securities Act.
“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.
“Senior Debt” means all Indebtedness of the Company which is not expressed to be subordinate or junior in rank to any other Indebtedness of the Company.
“Senior Financial Officer” means the chief executive officer, chief financial officer, chief accounting officer, treasurer, assistant treasurer (as identified on Schedule 5.4) or comptroller of the Company or the General Partner of the Company.
“Series A Notes” means the 4.98% Senior Notes, Series A due August 16, 2017, issued pursuant to the Existing Note Purchase Agreement.
“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, Controlled or held by the parent and/or one or more subsidiaries of the parent.

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Artisan Partners Holdings LP	Note Purchase Agreement

“Subsidiary” means any subsidiary of the Company other than Investment Vehicles.
“Subsidiary Guarantor” is defined in Section 2.2 and shall include any Subsidiary Guarantor which is required to comply with the requirements of Section 9.8.
“Subsidiary Guaranty” is defined in Section 2.2 and shall include any Subsidiary Guaranty delivered pursuant to Section 9.8.
“Surviving Person” is defined in Section 10.4(b).
“SVO” means the Securities Valuation Office of the NAIC or any successor to such Office.
“Tax Distributions” means cash distributions by the Company or any Subsidiary to Partners of the Company or any Subsidiary in respect of Equity Interests for the purpose of providing the Partners with funds to pay the tax liability attributable to their shares of the taxable income of the Company or any Subsidiary.
“U.S. Economic Sanctions Laws” means those laws, executive orders, enabling legislation or regulations administered and enforced by the United States pursuant to which economic sanctions have been imposed on any Person, entity, organization, country or regime, including the Trading with the Enemy Act, the International Emergency Economic Powers Act, the Iran Sanctions Act, the Sudan Accountability and Divestment Act and any other OFAC Sanctions Program.
“USA PATRIOT Act” means United States Public Law 107‑-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001 and the rules and regulations promulgated thereunder from time to time in effect.
“Wholly‑Owned Subsidiary” means a Subsidiary of which Equity Interests (except for directors’ qualifying shares and other de minimis amounts of outstanding securities or ownership interests) representing 100% of the Equity Interests are, at the time any determination is being made, owned, Controlled or held by the Company or one or more Wholly‑owned Subsidiaries of the Company or by the Company and one or more Wholly‑owned Subsidiaries of the Company.

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